EXHIBIT 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder of

United Industries Corporation and Subsidiaries:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income, of cash flows, and of changes in stockholders’ equity (deficit) present fairly, in all material respects, the financial position of United Industries Corporation and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

St. Louis, Missouri

March 30, 2005

UNITED INDUSTRIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$8,357	$11,413
Accounts receivable, less reserves of $5,564 and $2,753 as of December 31, 2004 and 2003, respectively	85,432	29,890
Inventories	196,466	96,795
Prepaid expenses and other current assets	19,612	15,141

Total current assets	309,867	153,239

Property, plant and equipment, net	101,882	37,153
Deferred tax asset	104,287	186,562
Goodwill	266,712	6,221
Intangible assets, net	268,039	86,872
Other assets, net	23,230	9,897

Total assets	$1,074,017	$479,944

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt and capital lease obligation	$6,709	$1,349
Short-term borrowings under revolving credit facility	21,025	-
Accounts payable	65,734	29,774
Accrued expenses	50,185	39,574

Total current liabilities	143,653	70,697

Long-term debt, net of current maturities	863,556	387,657
Capital lease obligation, net of current maturities	3,170	3,191
Other liabilities	4,575	3,256

Total liabilities	1,014,954	464,801

Commitments and contingencies
Stockholders’ equity:
Preferred stock (no shares and 37,600 shares of $0.01 par value Class A issued and outstanding as of December 31, 2004 and 2003, respectively; 40,000 shares authorized)	-	-
Common stock ($0.01 par value Class A and Class B shares authorized, issued and outstanding were each 51.5 million, 39.0 million and 36.0 million, respectively, as of December 31, 2004 and 43.6 million, 33.2 million and 33.2 million, respectively, as of December 31, 2003)	782	665
Treasury stock (3.1 million shares and 9,569 shares each of Class A and Class B as of December 31, 2004 and 2003, respectively, at cost)	(24,469)	(96)
Warrants and options	11,745	11,745
Additional paid-in capital	241,126	210,908
Accumulated deficit	(171,481)	(179,738)
Common stock subscription receivable	-	(22,534)
Common stock repurchase option	-	(2,636)
Common stock held in grantor trusts	(3,417)	(2,847)
Loans to executive officer	(215)	(324)
Accumulated other comprehensive income	4,992	-

Total stockholders’ equity	59,063	15,143

Total liabilities and stockholders’ equity	$1,074,017	$479,944

See accompanying notes to consolidated financial statements.

UNITED INDUSTRIES CORPORATION AND SUBISIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Dollars in thousands)

	Year Ended December 31,
	2004	2003	2002
CONSOLIDATED STATEMENTS OF OPERATIONS:

Net sales	$739,300	$536,146	$479,990
Operating costs and expenses:
Cost of goods sold	499,036	328,238	305,644
Selling, general and administrative expenses	183,164	139,042	113,162

Total operating costs and expenses	682,200	467,280	418,806

Operating income	57,100	68,866	61,184
Interest expense	48,516	38,237	33,811
Interest income	333	2,024	1,401

Income before income tax expense (benefit)	8,917	32,653	28,774
Income tax expense (benefit)	(2,188)	(82,851)	3,438

Net income	11,105	115,504	25,336
Preferred stock dividends	2,782	7,650	6,880

Net income available to common stockholders	$8,323	$107,854	$18,456

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME:

Net income	$11,105	$115,504	$25,336
Other comprehensive income:
Gain (loss) on interest rate swaps, net of tax of $120	-	-	513
Gain on foreign currency translation, net of tax of $3,454	5,636	-	-
Gain (loss) on derivative hedging instruments, net of tax of $395, $20 and $20, respectively	(644)	32	(32)

Comprehensive income	$16,097	$115,536	$25,817

See accompanying notes to consolidated financial statements.

UNITED INDUSTRIES CORPORATION AND SUBISIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Year Ended December 31,
	2004	2003	2002
Cash flows from operating activities:
Net income	$11,105	$115,504	$25,336
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	34,480	16,645	10,240
Amortization and write-off of deferred financing fees	4,692	5,358	3,280
Deferred income tax expense (benefit)	(6,143)	(84,065)	3,055
Gain on sale of aircraft	(1,497)	-	-
Stock-based compensation for shares held in grantor trusts	570	-	-
Changes in operating assets and liabilities, net of effects from acquisitions and disposition:
Accounts receivable	32,285	(9,421)	26,579
Inventories	(8,170)	(10,954)	(19,894)
Prepaid expenses	6,330	(1,159)	(3,283)
Other assets	(2,609)	(507)	5,995
Accounts payable	(21,267)	3,091	(13,885)
Accrued expenses	8,042	(12,861)	7,723
Accrued facilities and organizational rationalization costs	-	(1,942)	(3,216)
Other operating activities, net	1,319	(2,424)	(3,715)

Net cash flows provided by operating activities	59,137	17,265	38,215

Cash flows from investing activities:
Purchases of property, plant and equipment	(16,028)	(11,674)	(6,450)
Payments for acquisition of United Pet Group, Inc., net of cash acquired	(370,781)	-	-
Payments for acquisition of The Nu-Gro Corporation, net of cash acquired	(146,416)	-	-
Payments for WPC Brands acquisition, net of cash acquired	-	-	(19,500)
Payments for Schultz merger, net of cash acquired	-	-	(38,300)
Purchase of facilities and equipment from U.S. Fertilizer	-	-	(4,000)
Payments received from Bayer	5,301	-	-
Proceeds from sale of aircraft	2,787	-	-
Proceeds from sale of WPC non-core product lines	-	4,204	-

Net cash flows used in investing activities	(525,137)	(7,470)	(68,250)

Cash flows from financing activities:
Proceeds from issuance of senior subordinated notes	-	86,275	-
Proceeds from borrowings on senior credit facility	656,025	-	90,000
Proceeds from issuance of common stock	70,000	282	17,500
Payments received for common stock subscription receivable	-	5,000	2,500
Exercise of common stock repurchase option (treasury stock)	(1,500)	-	-
Payments received on loans to executive officer	109	80	48
Payments for repurchase of senior subordinated notes	(3,100)	-	-
Repayment of borrowings on senior credit facility	(178,142)	(98,236)	(38,308)
Repayment of debt assumed in Schultz merger	-	-	(20,662)
Payments for capital lease obligations	(3,985)	(587)	(405)
Payments for debt issuance costs	(14,922)	(2,924)	(4,700)
Payments for repurchase of preferred stock and accrued dividends	(57,557)	-	-
Payments for treasury stock, other than repurchase option	-	(96)	-
Change in book cash overdraft	8,856	1,506	(5,620)

Net cash flows provided by (used in) financing activities	475,784	(8,700)	40,353

Effect of exchange rates on cash and cash equivalents	(12,840)
Net (decrease) increase in cash and cash equivalents	(3,056)	1,095	10,318
Cash and cash equivalents, beginning of year	11,413	10,318	-

Cash and cash equivalents, end of year	$8,357	$11,413	$10,318

Noncash financing activities:
Debt assumed in Nu-Gro acquisition	$26,654	$-	$-

Bayer transactions for treasury stock	22,873	-	-

Retirement of preferred stock	37,665	-	-

Execution of capital lease for aircraft	3,525	-	-

Preferred stock dividends accrued	2,783	7,650	6,880

Common stock issued related to Bayer agreements	-	-	30,720

Debt assumed in Schultz merger	-	-	20,662

Common stock issued in Schultz merger	-	-	6,000

See accompanying notes to consolidated financial statements.

UNITED INDUSTRIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

(Dollars in thousands)

	Class A Nonvoting Preferred Stock		Class A Voting Common Stock		Class B Nonvoting Common Stock		Treasury Stock		Warrants & Options		Additional Paid-in Capital	Accum- ulated Deficit	Common Stock Subscr. Receivable	Common Stock Repurch. Option	Common Stock Held in Grantor Trusts	Loans to Executive Officer	Accum. Other Compreh. Inc. (Loss)	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2002	37,600	$-	27,721,000	$278	27,721,000	$278	-	$-	10,100	$11,745	$152,943	$(306,048)	$-	$-	$(2,700)	$(400)	$(513)	$(144,417)
Net income	-	-	-	-	-	-	-	-	-	-	-	25,336	-	-	-	-	-	25,336
Issuance of common stock for Schultz acquisition and related financing	-	-	2,290,000	24	2,290,000	24					22,866							22,914
Issuance of common stock	-	-	60,000	-	60,000	-	-	-	-	-	600	-	-	-	-	-	-	600
Issuance of common stock to Bayer	-	-	3,072,000	30	3,072,000	30	-	-	-	-	30,430	-	(27,321)	(2,636)	-	-	-	533
Amendment to Bayer agreement	-	-	-	-	-	-	-	-	-	-	3,641	-	-	-	-	-	-	3,641
Proceeds for subscription receivable	-	-	-	-	-	-	-	-	-	-	-	-	1,560	-	-	-	-	1,560
Preferred stock dividends	-	-	-	-	-	-	-	-	-	-	-	(6,880)	-	-	-	-	-	(6,880)
Loan to executive officer	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(52)	-	(52)
Payment on loan to executive officer	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	48	-	48
Realized loss on interest rate swap, net of taxes	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	513	513
Changes in fair value of derivative hedging instruments	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(32)	(32)

Balance at December 31, 2002	37,600	-	33,143,000	332	33,143,000	332	-	-	10,100	11,745	210,480	(287,592)	(25,761)	(2,636)	(2,700)	(404)	(32)	(96,236)
Net income	-	-	-	-	-	-	-	-	-	-	-	115,504	-	-	-	-	-	115,504
Issuance of common stock	-	-	14,731	-	14,731	-	-	-	-	-	147	-	-	-	(147)	-	-	-
Proceeds for subscription receivable, net of interest	-	-	-	-	-	-	-	-	-	-	-	-	3,227	-	-	-	-	3,227
Preferred stock dividends	-	-	-	-	-	-	-	-	-	-	-	(7,650)	-	-	-	-	-	(7,650)
Payment on loan to executive officer	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	80	-	80
Stock option exercise	-	-	45,000	1	45,000	1	-	-	-	-	179	-	-	-	-	-	-	181
Tax benefit of stock option exercise	-	-	-	-	-	-	-	-	-	-	102	-	-	-	-	-	-	102
Purchase of treasury stock	-	-	-	-	-	-	19,138	(96)	-	-	-	-	-	-	-	-	-	(96)
Changes in fair value of derivative hedging instruments	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	32	32

Balance at December 31, 2003	37,600	-	33,202,731	333	33,202,731	333	19,138	(96)	10,100	11,745	210,908	(179,738)	(22,534)	(2,636)	(2,847)	(324)	-	15,144
Net income	-	-	-	-	-	-	-	-	-	-	-	11,105	-	-	-	-	-	11,105
Issuance of common stock	-	-	5,833,334	58	5,833,334	58	-	-	-	-	69,884	-	-	-	-	-	-	70,000
Exercise of common stock repurchase option	-	-	-	-	-	-	6,144,000	(24,373)	-	-	(2,636)	-	22,534	2,636	-	-	-	(1,839)
Preferred stock dividends	-	-	-	-	-	-	-	-	-	-	-	(2,783)	-	-	-	-	-	(2,783)
Payment on loan to executive officer	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	109	-	109
Repurchase of preferred stock	(37,600)	-	-	-	-	-	-	-	-	-	(37,600)	(65)	-	-	-	-	-	(37,665)
Change in value of grantor trusts	-	-	-	-	-	-	-	-	-	-	570	-	-	-	(570)	-	-	-
Foreign currency translation	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	5,636	5,636
Changes in fair value of derivative hedging instruments	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(644)	(644)

Balance at December 31, 2004	-	$-	39,036,065	$391	39,036,065	$391	6,163,138	$(24,469)	10,100	$11,745	$241,126	$(171,481)	$-	$-	$(3,417)	$(215)	$4,992	$59,063

See accompanying notes to consolidated financial statements.

UNITED INDUSTRIES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except where indicated)

Note 1—Description of Business

Under its three operating divisions, which own and license a wide variety of brand names, United Industries Corporation (the Company) manufactures and markets broad product lines in the lawn and garden, household and the pet supplies industries. Its largest operating division, Spectrum Brands, is comprised of a number of leading lawn and garden care and household products, including dry, granular lawn fertilizers, lawn fertilizer combination and lawn control products, herbicides, water-soluble and controlled-release garden and indoor plant foods, plant care products, potting soils and other growing media products, grass seed and indoor and outdoor insecticide and insect repellent products. Spectrum Brands represents the Company’s largest business segment, referred to as U.S. Home & Garden, and its brands include, among others, Spectracide®, Garden Safe® and Real-Kill® in the controls category, Sta-Green®, Vigoro®, Schultz™ and Bandini® in the lawn and garden, fertilizer and growing media categories, and Hot Shot®, Cutter® and Repel® in the household category.

The Company’s Canadian operating division, The Nu-Gro Corporation (Nu-Gro), manufactures and markets a number of lawn and garden and household products similar to the U.S. Home & Garden products, which are sold primarily throughout Canada, and a variety of controlled-release nitrogen products and fertilizer technology, which are sold primarily throughout the United States, with some sales in Canada and other countries. Nu-Gro represents the Company’s smallest business segment, referred to as Canada, and its brands include, among others, Wilson®, So-Green®, Greenleaf® and Green Earth® in the lawn and garden categories, and IB Nitrogen®, Nitroform®, Nutralene®, S.C.U. ® and Organiform® in the fertilizer technology category.

The products of the Company’s U.S. Home & Garden and Canada segments are targeted toward consumers who want products and packaging that are comparable or superior to, and sold at lower prices than, premium-priced brands, while its opening price point brands are designed for cost-conscious consumers who want quality products. The home and garden products of both segments are marketed to mass merchandisers, home improvement centers, hardware, grocery and drug chains, nurseries and garden centers.

The Company’s pet supplies operating division, United Pet Group, Inc. (UPG), manufactures and markets a diverse portfolio of branded pet supplies. UPG represents the Company’s second largest business segment, referred to as Pet, and its brands include, among others, Marineland®, Perfecto®, Instant Ocean® and Regent® in the aquatics category and 8-in-1®, Nature’s Miracle®, Dingo®, Lazy Pet®, Wild Harvest® and One Earth® in the specialty pet category. UPG’s products are sold primarily in the United States through mass merchandisers, large chain pet retailers, smaller independent pet retailers, national and regional grocery chains and consumer catalogs and websites.

As described in more detail in Note 15, the basis of the Company’s segmentation has been modified since December 31, 2003 to accommodate the acquisitions of Nu-Gro and UPG (see Note 3).

Note 2—Summary of Significant Accounting Policies

Basis of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated during consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Such investments are recorded at cost, which approximates market value.

Accounts Receivable

The Company records a reserve against accounts receivable for accounts deemed to be uncollectible, product returns from customers and other customer deductions.

Inventories

Inventories are reported at the lower of cost or market. Cost is determined using a standard costing system that approximates the first-in, first-out method and includes raw materials, direct labor and overhead. An allowance for obsolete or slow-moving inventory is recorded based on the Company’s analysis of inventory levels and future sales forecasts. In the event that estimates of future usage and sales differ from actual results, the allowance for obsolete or slow-moving inventory may be adjusted. For the years ended December 31, 2004, 2003 and 2002, amounts recorded to cost of goods sold for obsolete or slow-moving inventory included an increase of $1.5 million, a decrease of $0.2 million and an increase of $3.1 million, respectively. As of December 31, 2004 and 2003, the allowance for obsolete or slow-moving inventory was $7.1 million and $5.6 million, respectively.

Capitalized Software Costs

Capitalized software costs are included in equipment and leasehold improvements in the accompanying consolidated balance sheets. Once the underlying assets are placed into service, costs are amortized using the straight-line method over periods of related benefit, generally ranging from three to five years. As of December 31, 2004 and 2003, the Company had $10.7 million and $2.1 million, respectively, in unamortized capitalized software costs related primarily to the Company’s enterprise resource planning (ERP) implementation, including capitalized internal costs of $1.3 million and $0.1 million as of December 31, 2004 and 2003, respectively. The Company placed certain modules of the ERP system into service and began recognizing amortization expense thereon in the fourth quarter of 2003. Related amortization expense was $1.6 million, $0.5 million and $0.1 million for the years ended December 31, 2004, 2003 and 2002, respectively.

Property, Plant and Equipment

Expenditures for property, plant and equipment and those that substantially increase the useful lives of assets are capitalized and recorded at cost. Maintenance, repairs and minor renewals are expensed as incurred. When equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any related gains or losses are reflected in results of operations. Depreciation is recorded using the straight-line method over management’s estimate of the useful lives of the related assets. Machinery and equipment are depreciated over periods ranging from three to twelve years. Office furniture and equipment are depreciated over periods ranging from five to ten years. Buildings are depreciated over forty years. Transportation equipment is depreciated over periods ranging from three to ten years. Leasehold improvements are amortized over the shorter of the lease term or the useful life of the related asset, which generally range from five to thirty-nine years. Property held under capital lease is amortized over the term of the lease.

Goodwill and Intangible Assets

The Company has acquired intangible assets or made acquisitions in the past that resulted in the recording of goodwill or intangible assets. Under generally accepted accounting principles, goodwill is not amortized and is subject to impairment testing at least annually. The Company also evaluates the recoverability of goodwill and intangible assets for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Such events or changes in circumstances could include such factors as changes in technological advances, fluctuations in the fair value of such assets or adverse changes in customer relationships or vendors. Recoverability is evaluated by brand and product type, which represent the reporting unit components within the Company’s operating segments (see Note 15). If a review using current market rates, discounted or undiscounted cash flows, as applicable, and other methods indicates that the carrying value of goodwill or other intangible assets are not recoverable, the carrying value of such asset is reduced to estimated fair value. No impairments existed as of December 31, 2004 and 2003.

Long-Lived Assets

The Company periodically evaluates the recoverability of long-lived assets, including equipment and leasehold improvements, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If a review indicates that the carrying value of an asset is not recoverable based on its undiscounted future cash flows, a loss is recognized for the difference between its fair value and carrying value. No impairments existed as of or during the years ended December 31, 2004 and 2003.

Derivative Instruments and Hedging Activities

The Company periodically uses interest rate, foreign currency and commodity price derivative hedging instruments to reduce fluctuations in cash flows. Using these agreements, the Company agrees to exchange, at specified intervals, the difference between fixed and variable amounts calculated by reference to an agreed-upon notional amount or index. Derivative hedging instruments are recorded at fair value in the consolidated balance sheets as assets or liabilities, as applicable. The Company does not enter into derivatives or other hedging arrangements for trading or speculative purposes (see Note 13).

Revenue Recognition

Revenue is recognized when title and risk of loss transfer to the customer. Net sales represent gross sales less any applicable customer discounts from list price, customer returns and promotion expense through cooperative programs with retailers. The provision for customer returns is based on historical sales returns and analysis of credit memo and other relevant information. If the historical or other data used to develop these estimates do not properly reflect future returns, net sales may require adjustment. Sales reductions related to returns were $13.6 million, $15.1 million and $7.4 million for the years ended December 31, 2004, 2003 and 2002, respectively. Amounts included in accounts receivable reserves for product returns were $1.9 million and $1.4 million as of December 31, 2004 and 2003, respectively.

Promotion Expense

The Company advertises and promotes its products through national and regional media. Products are also advertised and promoted through cooperative programs with retailers. Advertising and promotion costs are expensed as incurred, although costs incurred during interim periods are expensed ratably in relation to revenues. Management develops an estimate of the amount of costs that have been incurred by the retailers under cooperative programs based on an analysis of specific programs offered to them and historical information. Actual costs incurred may differ significantly from estimates if factors such as the level of participation and success of the retailers’ programs or other conditions differ from expectations. Promotion expense, including cooperative programs with customers, is recorded as a reduction of sales.

Research and Development

The Company’s research and development activities focus on applied research using the strength and knowledge of its active ingredient suppliers and strategic active ingredient partners but also include the development of new products, new methods of delivery and identification of shifts in consumer needs and preferences. Research and development costs are expensed as incurred and are included in selling, general and administrative expenses in the accompanying consolidated statements of operations. Research and development costs were $2.2 million, $2.4 million and $2.1 million for the years ended December 31, 2004, 2003 and 2002, respectively.

Shipping and Handling Costs

Certain shipping and handling costs are included in selling, general and administrative expenses in the accompanying consolidated statements of operations. These costs primarily comprise personnel and other general and administrative costs associated with the Company’s distribution facilities and, to a lesser extent, some costs related to goods shipped between the Company’s facilities. These costs were $30.6 million, $21.5 million and $15.7 million for the years ended December 31, 2004, 2003 and 2002, respectively. The remaining shipping and handling costs, including supplies received from vendors, are included in cost of goods sold in the accompanying consolidated statements of operations. All revenues billed to customers for freight on goods purchased from the Company are recorded in net sales.

Stock-Based Compensation

The Company accounts for stock options issued to employees in accordance with Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees” and applies the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” and SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123.” Under APB No. 25 and related interpretations, compensation expense is recognized using the intrinsic value method for the difference between the exercise price of the options and the estimated fair value of the Company’s common stock on the date of grant (see Note 16).

SFAS No. 123 requires pro forma disclosure of the impact on earnings as if the Company determined stock-based compensation expense using the fair value method. The following table presents net income, as reported, stock-based compensation expense that would have been recorded using the fair value method and pro forma net income that would have been reported had the fair value method been applied:

	Year Ended December 31,
	2004	2003	2002
Net income, as reported	$11,105	$115,504	$25,336
Stock-based compensation expense using the fair value method, net of tax	1,550	1,421	2,709

Pro forma net income	$9,555	$114,083	$22,627

Income Taxes

Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial reporting basis and the tax basis of assets and liabilities at enacted tax rates expected to be in effect when such amounts are recovered or settled. Management judgment is required to determine income tax expense, deferred tax assets and any related valuation allowance and deferred tax liabilities. The Company will establish a valuation allowance if it determines that it is more likely than not that some portion or all of its deferred tax assets will not be realized. Changes in the valuation allowance are included in the Company’s consolidated statements of operations as income tax expense or benefit, as appropriate (see Note 18).

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of trade accounts receivable. The Company performs ongoing credit evaluations of its customers’

financial condition. The Company is dependent on three customers for the majority of its sales. The U.S. Home & Garden segment sells primarily to The Home Depot, Lowe’s and Wal*Mart, while sales to these customers are less significant for the other two segments.

Net sales to these customers, as a percentage of total net sales, were:

	Year Ended December 31,
	2004	2003	2002
The Home Depot	25%	32%	33%
Lowe’s	18%	20%	23%
Wal*Mart	26%	19%	18%

Total	69%	71%	74%

As of December 31, 2004 and 2003, these three customers were responsible for 38% and 53% of accounts receivable, respectively.

Supplemental Cash Flow Information

For the years ended December 31, 2004, 2003 and 2002, the Company paid interest of $43.6 million, $32.3 million and $32.4 million, respectively. For the years ended December 31, 2004, 2003 and 2002, the Company paid income taxes of $3.2 million, $1.0 million and $0.4 million, respectively.

Reclassifications

Certain reclassifications have been made to the prior years’ amounts to conform to the current year presentation.

Note 3—Acquisitions and Disposition

United Pet Group, Inc.

On July 30, 2004, the Company and a wholly-owned subsidiary completed a merger of the subsidiary with and into United Pet Group, Inc. (UPG), a privately owned manufacturer and marketer of premium-branded pet supplies. As a result of the merger, UPG and its subsidiaries became wholly-owned subsidiaries of the Company. The total purchase price included cash consideration of $370.8 million, including transaction costs of $5.0 million and the assumption of $113.3 million of outstanding debt and equity obligations, which were immediately repaid by the Company at closing. The purchase price also includes contingent payments of up to $6.0 million based on sales of a certain product line of UPG’s. The transaction has been accounted for as an acquisition using the purchase method of accounting. Accordingly, the results of operations of UPG have been included in the Company’s results of operations from July 30, 2004, the date of acquisition. The Company financed the transaction with proceeds generated from amending and increasing its credit agreement by $250.0 million, including the addition of a $75.0 million second lien term loan (see Note 10), with $70.0 million of proceeds from the issuance of 5.8 million shares each of the Company’s Class A voting and Class B nonvoting common stock to affiliates of Thomas H. Lee Partners, the Company’s largest shareholder, Banc of America Securities LLC and certain UPG selling shareholders (see Note 12) and the remainder from cash balances. The acquisition was executed in an attempt to further diversify the Company’s product offerings, mitigate the effects of seasonality trends, decrease dependence on certain of its largest customers and expand the opportunity for future growth.

The purchase price was allocated to assets acquired and liabilities assumed based on estimated fair values. The Company allocated $140.2 million of the purchase price to identifiable intangible assets and $192.8 million to goodwill for consideration paid in excess of the total fair value of identifiable assets acquired, which is not deductible for tax purposes. The acquired identifiable intangible assets consist primarily of trade names, which are currently being amortized using the straight-line method over periods ranging from fifteen to forty years, with the exception of certain trade names deemed to have indefinite lives, and to customer relationships, which are currently being amortized using the straight-line method over periods ranging from five to ten years and other intangible assets, primarily patents, which are currently being amortized using the straight-line method over periods ranging from ten to fifteen years. Trade names deemed to have indefinite lives include Marineland®, Instant Ocean®, Perfecto®, 8 in 1® and St. Aubrey® due to their long marketing history and management’s plans to strengthen and expand their use indefinitely into the future. In addition, the Company increased the value of inventory acquired from UPG by $6.0 million to reflect estimated fair value on the date of acquisition, which was fully amortized in cost of goods sold commensurate with related subsequent sales activity during 2004. The Company also increased the value of property, plant and equipment acquired from UPG by $2.0 million to reflect estimated fair value on the date of acquisition, which is currently being depreciated using the straight-line method over varying periods, the average of which is approximately 10 years.

The purchase price allocation is based on a valuation of assets acquired and liabilities assumed by an independent third-party valuation firm.

The following table summarizes the purchase price calculation and the estimated fair values of assets acquired and liabilities assumed as of July 30, 2004, the date of acquisition:

July 30, 2004
Purchase price:
Cash and liabilities assumed	$365,747
Transaction costs	5,034

Total purchase price	$370,781

Allocation of purchase price:
Assets:
Accounts receivable	$27,615
Inventories	46,920
Other current assets	7,842
Property, plant and equipment	24,902
Goodwill	192,808
Trade names	90,200
Customer relationships	22,213
Patents	27,806
Other assets	2,350
Liabilities:
Accounts payable	(11,637)
Accrued expenses	(12,308)
Deferred income taxes	(47,930)

Total purchase price	$370,781

The Nu-Gro Corporation

On April 30, 2004, the Company completed the acquisition of all of the outstanding common shares of The Nu-Gro Corporation (Nu-Gro), a lawn and garden products company then incorporated under the laws of Ontario, Canada. As a result of the acquisition, Nu-Gro and its subsidiaries became wholly-owned subsidiaries of the Company. The total purchase price included cash consideration of $146.4 million, including $5.0 million of related acquisition costs and the assumption of $26.7 million of outstanding debt, which was immediately repaid by the Company at closing. The transaction was financed with proceeds from the Company’s New Senior Credit

Facility (see Note 10). The acquisition was executed in an attempt to expand the Company’s reach throughout North America, broaden its product offerings and customer base, vertically integrate certain of its operations, including gaining access to advanced fertilizer technologies, and to achieve economies of scale and synergistic efficiencies.

The transaction was accounted for using the purchase method of accounting and, accordingly, the results of operations have been included in the consolidated financial statements from April 30, 2004, the date of acquisition. The purchase price was allocated to assets acquired and liabilities assumed based on estimated fair values. The Company allocated $48.7 million of the purchase price to identifiable intangible and other assets and $47.4 million to goodwill for consideration paid in excess of the total fair value of identifiable assets acquired, based on valuations obtained from an independent third-party appraisal firm, which is not deductible for tax purposes. The acquired identifiable intangible assets consist primarily of trade names, which are currently being amortized using the straight-line method over periods ranging from fifteen to forty years, with the exception of certain trade names deemed to have indefinite lives, and to customer relationships, which are currently being amortized using the straight-line method over periods ranging from five to ten years. Trade names deemed to have indefinite lives include Nitroform®, IB Nitrogen® and S.C.U.® due to their long marketing history and management’s plans to strengthen and expand their use indefinitely into the future. In addition, the Company increased the value of inventory acquired from Nu-Gro by $5.2 million to reflect estimated fair value on the date of acquisition, which was fully amortized in cost of goods sold commensurate with related subsequent sales activity during the second quarter of 2004.

The purchase price allocation is based on a valuation of assets acquired and liabilities assumed by an independent third-party valuation firm.

The following table summarizes the purchase price calculation and the estimated fair values of assets acquired and liabilities assumed as of April 30, 2004, the date of acquisition:

April 30, 2004
Purchase price:
Cash and liabilities assumed	$141,402
Transaction costs	5,014

Total purchase price	$146,416

Allocation of purchase price:
Assets:
Accounts receivable	$54,134
Inventories	39,456
Other current assets	3,503
Property, plant and equipment	31,675
Goodwill	47,356
Trade names	30,020
Customer relationships	18,700
Other assets	1,058
Liabilities:
Accounts payable and accrued expenses	(32,743)
Short-term borrowings and current maturities of long-term debt	(22,211)
Long-term debt, net of current maturities	(5,703)
Deferred income taxes	(18,829)

Total purchase price	$146,416

With the acquisitions of Nu-Gro and UPG, the Company has become subject to foreign currency translation gains and losses, as UPG purchases certain inventory components using the Euro and the Canadian dollar is the functional currency of Nu-Gro’s Canadian subsidiaries. For translation of the Canadian subsidiaries’ financial statements, assets and liabilities are translated at the period-end exchange rate, while statement of operations accounts are translated at average exchange rates monthly. The resulting translation adjustments are recorded in accumulated other comprehensive income, a component of stockholders’ equity. Transaction gains or losses on intercompany balances with Nu-Gro that are designated as foreign currency transactions are recorded monthly in cost of goods sold or selling, general and administrative expenses, as applicable, in the consolidated statement of operations. Foreign currency transactions are recorded at the prevailing exchange rate on the transaction date.

Pro Forma Results of Operations (unaudited)

The following table presents the Company’s unaudited consolidated results of operations on a pro forma basis, as if the Nu-Gro and UPG acquisitions had occurred on January 1, 2004 and 2003, as applicable:

	Year Ended December 31,
	2004	2003
Net sales	$948,867	$923,313
Net income	8,445	131,732

The unaudited pro forma consolidated financial information presented herein is not necessarily indicative of the consolidated results of operations or financial position that would have resulted had the acquisitions been completed at the beginning of or as of the periods presented, nor is it indicative of the results of operations in future periods or the future financial position of the combined companies. In addition, pro forma net income for the year ended December 31, 2003 includes a $104.1 million adjustment to fully release the valuation allowance previously established against the Company’s deferred tax asset, resulting in higher net income than the Company has historically reported in prior years.

WPC Brands Disposition

During May 2003, the Company consummated the sale of all of the non-core product lines acquired in the December 2002 acquisition of WPC Brands. The product lines sold included, among others, water purification tablets, first-aid kits and fish attractant products. Total assets and operating results associated with the product lines sold were not significant to the Company’s consolidated financial position or results of operations. No gain or loss was recorded as the sale price was approximately equal to the net book value of the assets and liabilities included in the sale.

Note 4—Inventories

Inventories consist of the following:

	December 31,
	2004	2003
Components and packaging	$40,841	$34,619
Raw materials	29,243	-
Finished goods	132,630	67,794
Allowance for obsolete and slow-moving inventory	(6,248)	(5,618)

Total inventories	$196,466	$96,795

Note 5—Property, Plant and Equipment

Property, plant and equipment consist of the following:

	December 31,
	2004	2003
Machinery and equipment	$65,763	$39,024
Office furniture, equipment and capitalized software	35,545	30,183
Land and buildings	23,925	114
Transportation equipment	4,873	6,418
Leasehold improvements	6,714	3,157

	136,820	78,896
Accumulated depreciation and amortization	(34,938)	(41,743)

Total property, plant and equipment, net	$101,882	$37,153

During the first quarter of 2003, the Company recorded a write-off of leasehold improvements related to leased office space that was exited in 2003 and disposed of certain equipment related to a manufacturing facility previously closed during 2002 with an aggregate gross historical cost of $10.3 million. No gain or loss was recognized in connection with the write-off and disposal as the assets were fully depreciated. For the years ended December 31, 2004, 2003 and 2002, depreciation expense was $14.5 million, $7.4 million and $8.4 million, respectively.

Aircraft Replacement

In February 2004, the Company executed a capital lease agreement for the use of an aircraft for $3.5 million. In April 2004, the Company closed an agreement that was executed in March 2004 to sell the aircraft it replaced in February 2004. The carrying value of the aircraft sold was $1.2 million and proceeds from the sale were $2.8 million. Accordingly, after related expenses of $0.1 million, the Company recorded a $1.5 million gain on sale, which is included in selling, general and administrative expenses in the accompanying consolidated statement of operations for the year ended December 31, 2004. As of December 31, 2004 and 2003, the costs of aircraft held under capital lease, including taxes and closing costs, were $3.8 million and $5.3 million, respectively, and related accumulated amortization was $0.3 million and $4.4 million, respectively.

Note 6—Goodwill and Intangible Assets

Goodwill and intangible assets consist of the following:

		December 31, 2004			December 31, 2003
	Amortization Period in Years	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Intangible assets:
Trade names (finite)	5-40	$112,465	$(8,203)	$104,262	$61,548	$(2,958)	$58,590
Trade names (indefinite)	indefinite	71,642	-	71,642	-	-	-
Customer relationships	5-10	80,013	(20,189)	59,824	31,196	(8,566)	22,630
Patents	10-20	27,806	(914)	26,892	-	-	-
Supply agreements	3-10	2,907	(173)	2,734	5,694	(380)	5,314
Other intangible assets	6 mos-25 yrs	4,248	(1,562)	2,685	604	(266)	338

Total intangible assets		$299,081	$(31,042)	268,039	$99,042	$(12,170)	86,872

Goodwill				266,712			6,221

Total goodwill and intangible assets, net				$534,751			$93,093

At December 31, 2004 and 2003, the Company performed an impairment analysis of its goodwill. No impairment charges resulted from these analyses. The Company has and will continue to test goodwill for impairment annually, in the fourth quarter of each year, or more frequently as warranted by events or changes in circumstances.

Intangible assets include trade names, customer relationships, supply agreements and other intangible assets, which were valued at acquisition through independent appraisals, where material, or using other valuation methods. Finite lived intangible assets are amortized using the straight-line method over periods ranging from six months to forty years, or three to ten years in the case of the supply agreements, the period in which their economic benefits are expected to be utilized.

The following table presents goodwill allocations, and changes in the carrying value of goodwill by segment, for the years ended December 31, 2004 and 2003:

					Other Intangible Assets	Goodwill by Segment
	Trade Names	Customer Relationships	Patents	Supply Agreements		U.S. Home & Garden	Canada	Pet	Total
Goodwill and intangible assets at December 31, 2002	$64,025	$-	$-	$5,694	$5,401	$28,612	$-	$-	$103,732
Purchase price reallocation for Schultz	2,317	24,896	-	-	(4,797)	(19,774)	-	-	2,642
Purchase price reallocation for WPC Brands	(4,794)	6,300	-	-	-	(2,617)	-	-	(1,111)

Goodwill and intangible assets at December 31, 2003	61,548	31,196	-	5,694	604	6,221	-	-	105,263
Intangible assets acquired and reclassified	122,559	48,817	27,806	(2,787)	3,644	-	-	-	200,039
Goodwill recorded	-	-	-	-	-	16,274	51,409	192,808	260,491

Goodwill and intangible assets at December 31, 2004	184,107	80,013	27,806	2,907	4,248	$22,495	$51,409	$192,808	565,793

Accumulated amortization	(8,203)	(20,189)	(914)	(173)	(1,562)				(31,042)

Goodwill and intangible assets, net at December 31, 2004	$175,909	$59,824	$26,892	$2,734	$2,685				$534,751

Customer Agreement

On February 12, 2004, the Company and its largest customer executed a licensing, manufacturing and supply agreement (the Agreement). Under the Agreement, the Company will license certain of its trademarks and be the exclusive manufacturer and supplier for certain products branded with such trademarks from January 1, 2004, the effective date of the Agreement, through December 31, 2008 or such later date as is specified in the Agreement. Provided the customer achieves certain required minimum purchase volumes and other conditions during such period, and the manufacturing and supply portion of the Agreement is extended for an additional three-year period as specified in the Agreement, the Company will assign the trademarks to the customer not earlier than May 1, 2009, but otherwise within thirty days after the date upon which such required minimum purchase volumes are achieved. The carrying value of such trademarks as of February 12, 2004 was approximately $16.0 million. If the customer fails to achieve the required minimum purchase volumes or meet other certain conditions, assignment may occur at a later date, if certain conditions are met. In addition, as a result of executing the Agreement, the Company has modified the trademarks’ initial amortization period of forty years and will record amortization in a manner consistent with projected sales activity over five years, because the Company believes the customer will achieve all required conditions by May 2009. For the year ended December 31, 2004, amortization expense was $2.7 million.

For the years ended December 31, 2004, 2003 and 2002, aggregate amortization expense related to intangible assets was $20.0 million, $9.3 million and $2.9 million, respectively. The following table presents estimated amortization expense for intangible assets during each of the next five years (see Note 23):

Year Ended December 31,	Amount

2005	$22,859
2006	22,767
2007	18,966
2008	17,202
2009	13,269

Note 7—Other Assets

Other assets consist of the following:

	December 31,
	2004	2003
Deferred financing fees	$26,973	$23,841
Accumulated amortization	(8,013)	(14,948)

Deferred financing fees, net	18,960	8,893
Other	4,270	1,004

Total other assets, net	$23,230	$9,897

As described in Note 10, during the year ended December 31, 2004, the Company recorded deferred financing fees of $10.0 million in connection with the execution of its New Senior Credit Facility on April 30, 2004 and wrote-off $1.7 million of deferred financing fees in connection with the repayment of obligations under its Prior Senior Credit Facility. Furthermore, the Company recorded deferred financing fees of $5.0 million in connection with the amendment of its New Senior Credit Facility on July 30, 2004. These deferred financing fees were being amortized over the term of the New Senior Credit Facility.

In connection with its issuance of 9 7/8% Series C senior subordinated notes in March 2003 and subsequent registration of and exchange for 9 7/8% Series D senior subordinated notes in June and July 2003 (see Note 10), the Company recorded $2.2 million of deferred financing fees which are being amortized over the term of the notes through April 1, 2009. In connection with the repayment of a portion of its outstanding obligations under the Senior Credit Facility in March 2003, using proceeds from the issuance of such notes, the Company recorded a write-off of $1.3 million of previously deferred financing fees. In connection with the prepayments on Term Loan B of $23.3 million in June 2003 and $20.0 million in September 2003, the Company recorded a write-off of $0.5 million of previously deferred financing fees. Both of these charges were included in interest expense in the accompanying consolidated statement of operations for the year ended December 31, 2003.

Note 8—Accrued Expenses

Accrued expenses consist of the following:

	December 31,
	2004	2003
Advertising and promotion	$14,412	$9,605
Interest	11,347	6,219
Preferred stock dividends	-	17,111
Compensation and related benefits	9,346	4,103
Commissions	511	459
Workers’ compensation	2,200	179
Income taxes payable	2,403	-
Freight	2,271	1,152
Other	7,695	746

Total accrued expenses	$50,185	$39,574

As of December 31, 2004, the Company had a book overdraft balance of $8.9 million, representing checks written by the Company and drawn against its bank balances but not yet reported by its lenders as borrowings against the revolving credit facility. Such balance has been reclassified to accounts payable and changes during 2004 are reflected as a financing activity in the consolidated statements of cash flows.

Note 9—Charge for Facilities and Organizational Rationalization

During the fourth quarter of 2001, the Company recorded an $8.5 million charge related to facilities, product line and organizational rationalization, which primarily affected its Lawn and Garden segment results. The components of the charge included $2.7 million for obsolete inventory primarily related to the discontinuance of its Spectracide Pro® product line and damaged product from the warehouse consolidation and move, which was recorded in costs of goods sold, $2.1 million for severance costs associated with an early voluntary retirement program that was offered to 85 employees during December 2001, a $3.5 million charge during the fourth quarter of 2001 related to the warehouse consolidation project, primarily attributable to facility exit costs and resultant duplicate rent payments in 2002 and $0.2 million was recorded in selling, general and administrative expenses. Cash flows from operating activities affected by this charge were $1.9 million and $3.5 million during the years ended December 31, 2003 and 2002, respectively.

The following table presents amounts charged against the facilities and organizational rationalization accrual:

	Facilities Rationalization	Severance Costs	Total Costs
Balance at January 1, 2002	$3,500	$1,658	$5,158
Payments against the accrual	(1,937)	(1,279)	(3,216)

Balance at December 31, 2002	1,563	379	1,942
Payments against the accrual	(1,403)	(379)	(1,782)
Reversal of the accrual	(160)	-	(160)

Balance at December 31, 2003	$-	$-	$-

During the year ended December 31, 2003, the Company recorded $1.8 million against the accrual, which represented final costs to complete the facilities and organizational rationalization plan. Upon completion of the plan, approximately $0.2 million in unnecessary costs remained in the accrual which were fully reversed and recorded as a reduction of selling, general and administrative expenses in the accompanying consolidated statement of operations for the year ended December 31, 2003.

Note 10—Long-Term Debt

Long-term debt, excluding capital lease obligations, consists of the following:

	December 31,
	2004	2003
New Senior Credit Facility:
Term Loan	$506,617	$-
Canadian Loan	55,900	-
Revolving Credit Facility	21,025	-
Second Lien Term Loan	74,625
Prior Senior Credit Facility:
Term Loan B	-	152,368
Revolving Credit Facility	-	-
Senior Subordinated Notes:
9 7/8% Series B Senior Subordinated Notes	-	3,100
9 7/8% Series D Senior Subordinated Notes, including unamortized premium of $0.9 million and $1.1 million, respectively	232,819	232,985

Total long-term debt	890,986	388,453
Less current maturities	(27,430)	(796)

Total long-term debt, net of current maturities	$863,556	$387,657

Senior Credit Facility in Effect Prior to April 30, 2004

The senior credit facility, as amended as of March 14, 2003, in effect prior to April 30, 2004 (the Prior Senior Credit Facility), with Bank of America, N.A., Morgan Stanley Senior Funding, Inc. and Canadian Imperial Bank of Commerce was terminated and all obligations outstanding thereunder were repaid on April 30, 2004. The Prior Senior Credit Facility consisted of (1) a $90.0 million revolving credit facility; (2) a $75.0 million term loan facility (Term Loan A), which was repaid in full during the year ended December 31, 2003; and (3) a $240.0 million term loan facility (Term Loan B).

The Prior Senior Credit Facility agreement contained affirmative, negative and financial covenants. Affirmative and negative covenants placed restrictions on, among other things, levels of investments, indebtedness, insurance, capital expenditures and dividend payments. The financial covenants required the maintenance of certain financial ratios at defined levels. As of and during the years ended December 31, 2004 and 2003, as applicable, the Company was in compliance with all covenants. Under the Prior Senior Credit Facility agreement, interest rates on the revolving credit facility and Term Loan B ranged from 1.50% to 4.00% plus LIBOR, or other base rate as provided in the Prior Senior Credit Facility agreement, depending on certain financial ratios. LIBOR was 1.16% as of December 31, 2003. The interest rate applicable to Term Loan B was 5.12% as of December 31, 2003. Unused commitments under the revolving credit facility were subject to a 0.5% annual commitment fee.

The Prior Senior Credit Facility agreement allowed the Company to make prepayments in whole or in part at any time without premium or penalty. During the four months ended April 30, 2004, the Company made principal payments of $152.4 million to fully repay Term Loan B, which primarily represented optional principal prepayments. During the year ended December 31, 2003, the Company made principal payments of $28.3 million to fully repay Term Loan A and $69.6 million on Term Loan B, which primarily represented optional principal prepayments. The optional principal prepayments were made from operating cash flows and proceeds from the New Senior Credit Facility described below and allowed the Company to remain several quarterly payments ahead of the regular payment schedule. In connection with these prepayments, the Company recorded write-offs of deferred financing fees totaling $1.7 million and $1.8 million for the year ended December 31, 2004 and 2003, respectively.

The Prior Senior Credit Facility was secured by substantially all of the Company’s properties and assets and by substantially all of the properties and assets of the Company’s current domestic subsidiaries. The carrying amount of the Company’s obligations under the Prior Senior Credit Facility approximated fair value because the interest rates were based on floating interest rates identified by reference to market rates.

New Senior Credit Facility in Effect as of April 30, 2004

In conjunction with the closing of the acquisition of Nu-Gro, on April 30, 2004, the Company entered into a new $510.0 million senior credit facility (the New Senior Credit Facility) with Bank of America, N.A., Banc of America Securities LLC, Citigroup Global Markets, Inc., Citicorp North America, Inc. and certain other lenders to retire the indebtedness under its Prior Senior Credit Facility and execute a new senior credit facility at more favorable rates, to provide funds for the Nu-Gro acquisition, to repurchase all of its outstanding preferred stock, along with accrued but unpaid dividends thereon, and for general working capital purposes. The New Senior Credit Facility consists of (1) a $125.0 million U.S. dollar denominated revolving credit facility; (2) a $335.0 million U.S. dollar denominated term loan facility; and (3) a Canadian dollar denominated term loan facility valued at U.S. $50.0 million. Subject to the terms of the New Senior Credit Facility agreement, the revolving loan portion of the New Senior Credit Facility matures on April 30, 2010, and the term loan obligations under the New Senior Credit Facility mature on April 30, 2011. The term loan obligations are to be repaid in 28 consecutive quarterly installments and commenced on June 30, 2004, with a final installment due on March 31, 2011. All of the loan obligations are subject to mandatory prepayment upon certain events, including sales of certain assets, issuances of indebtedness or equity or from excess cash flow. The New Senior Credit Facility agreement also allows the Company to make voluntary prepayments, in whole or in part, at any time without premium or penalty.

The New Senior Credit Facility agreement contains affirmative, negative and financial covenants that are more favorable than those of the Prior Senior Credit Facility. The negative covenants place restrictions on, among other things, levels of investments, indebtedness, capital expenditures and dividend payments that the Company may make or incur. The financial covenants require the maintenance of certain financial ratios at defined levels. Under the New Senior Credit Facility agreement, interest rates on the new revolving credit facility can range from 1.75% to 2.50% plus LIBOR, or from 0.75% to 1.50% plus a base rate, subject to adjustment and depending on certain financial ratios. As of December 31, 2004, the term loans were subject to interest rates equal to 2.50% plus LIBOR or 1.50% plus a base rate, as provided in the New Senior Credit Facility agreement. LIBOR was 2.56% as of December 31, 2004. The weighted average interest rate applicable to the Company’s outstanding borrowings under its New Senior Credit Facility was 4.80% as of December 31, 2004. Unused commitments under the new revolving credit facility are subject to a 0.5% annual commitment fee. Unused availability under the new revolving credit facility was $97.9 million as of December 31, 2004, which is reflective of outstanding borrowings of $21.0 million and $11.1 million of standby letters of credit pledged as collateral (see Note 11). The New Senior Credit Facility is secured by substantially all of the Company’s properties and assets and substantially all of the properties and assets of the Company’s current and future domestic subsidiaries. The carrying amount of the Company’s obligations under the New Senior Credit Facility approximate fair value because the interest rates are based on floating interest rates identified by reference to market rates.

In connection with the closing of the Nu-Gro acquisition, Bank of America, N.A., Canada Branch, separately loaned the Company Cdn $110.0 million for structuring purposes, which loan was repaid on April 30, 2004.

Amendment to New Senior Credit Facility in Effect as of July 30, 2004

On July 30, 2004, in connection with the closing of and to partially fund its merger with UPG, the Company amended and restated the credit agreement related to the New Senior Credit Facility to increase the revolving credit facility from $125.0 million to $130.0 million, increase the U.S. term loan from $335.0 million to $510.0 million, add a $75.0 million second lien term loan and leave the Canadian term loan of U.S. $50.0 million unchanged for a total New Senior Credit Facility, as amended, of $765.0 million. Subject to the terms of the New Senior Credit Facility agreement, as amended, the second lien term loan is to be repaid in 29 consecutive quarterly installments commencing on September 30, 2004, with a final installment due on September 30, 2011, and matures on October 31, 2011. Interest on the second lien term loan accrues at 4.50% plus LIBOR or 3.5% plus a base rate, subject to adjustment and depending on certain financial ratios. The second lien term loan is subject to affirmative, negative and financial covenants. The Company incurred $5.0 million in costs related to the amendment, which were recorded as deferred financing fees and are being amortized over the remaining term of the New Senior Credit Facility. The amendment did not change any other key terms or existing covenants of the New Senior Credit Facility.

Senior Subordinated Notes

In November 1999, the Company issued $150.0 million in aggregate principal amount of 9 7/8% Series B senior subordinated notes (the Series B Notes) due April 1, 2009. Interest accrued at a rate of 9 7/8% per annum, payable semi-annually on April 1 and October 1. As described in more detail below, as of December 31, 2004, there were no Series B Notes outstanding.

In March 2003, the Company issued $85.0 million in aggregate principal amount of 9 7/8% Series C senior subordinated notes (the Series C Notes) due April 1, 2009. Interest accrued at a rate of 9 7/8% per annum, payable semi-annually on April 1 and October 1. As described in more detail below, as of December 31, 2004, there were no Series C Notes outstanding.

In May 2003, the Company registered $235.0 million in aggregate principal amount of 9 7/8% Series D senior subordinated notes (the Series D Notes and collectively with the Series B Notes and Series C Notes, the Senior Subordinated Notes), with terms substantially similar to the Series B Notes and Series C Notes, with the

United States Securities and Exchange Commission and offered to exchange the Series D Notes for up to 100% of the Series B Notes and Series C Notes. The exchange offering closed in July 2003, resulting in $85.0 million, or 100%, of the Series C Notes being exchanged and $146.9 million, or 98%, of the Series B Notes being exchanged. On April 14, 2004, the Company repurchased all of the remaining Series B Notes outstanding, together with accrued interest and repurchase premium of 4.938%, for $3.3 million. As of December 31, 2004, $232.8 million of the Series D Notes, including unamortized premium, were outstanding and no Series B Notes or Series C Notes were outstanding.

The fair value of the Senior Subordinated Notes was $242.3 million and $242.1 million as of December 31, 2004 and 2003, respectively, based on their quoted market price on such dates. The fair value at December 31, 2004 reflects the repurchase of all outstanding Series B Notes in April 2004, as previously described. In accordance with the indentures that govern them, the Senior Subordinated Notes are full and unconditionally and jointly and severally guaranteed by the Company’s wholly-owned domestic subsidiaries (see Note 21).

Debt Covenants

The Company’s agreements that govern the New Senior Credit Facility and the Senior Subordinated Notes contain a number of significant covenants that could restrict or limit the Company’s ability to:

•	incur more debt;

•	pay dividends, subject to financial ratios and other conditions;

•	make other distributions;

•	issue stock of subsidiaries;

•	make investments;

•	repurchase stock;

•	create subsidiaries;

•	create liens;

•	enter into transactions with affiliates;

•	merge or consolidate; and

•	transfer and sell assets.

The ability to comply with these provisions may be affected by events beyond the Company’s control. The breach of any of these covenants will result in a default under the applicable debt agreement or instrument and could trigger acceleration of repayment under the applicable agreements. Any default under such agreements might adversely affect the Company’s growth, financial condition, results of operations and the ability to make payments on indebtedness or meet other obligations. As of and during the years ended December 31, 2004 and 2003, the Company was in compliance with all covenants under the Prior Senior Credit Facility, the New Senior Credit Facility and the Senior Subordinated Notes in effect as of such dates.

Aggregate Future Principal Payments

As described in Note 23, in connection with the acquisition of the Company by Rayovac Corporation in February 2005, all outstanding indebtedness under the Company’s New Senior Credit Facility as of December 31, 2004 was paid in full immediately subsequent to closing the transaction and all outstanding Senior Subordinated Notes will be repurchased in April 2005. Therefore, no aggregate future principal payment information is presented herein.

Note 11—Commitments and Contingencies

Commitments

In the normal course of business, the Company is a party to certain guarantees and financial instruments with off-balance sheet risk, such as standby letters of credit and indemnifications, which are not reflected in the accompanying consolidated balance sheets. As of December 31, 2004 and 2003, the Company had $11.1 million and $2.7 million, respectively, in standby letters of credit pledged as collateral to support the lease of its primary distribution facility in St. Louis, a U.S. customs bond, certain product purchases, various workers’ compensation obligations and transportation equipment. These agreements mature at various dates through December 2005 and may be renewed as circumstances warrant. Such financial instruments are valued based on the amount of exposure under the instruments and the likelihood of performance being required. In the Company’s past experience, no claims have been made against these financial instruments nor does management expect the exposure to material losses resulting there from to be anything other than remote. As a result, the Company determined such agreements do not have significant value and has not recorded any related amounts in its accompanying consolidated financial statements.

The Company is the lessee under a number of equipment and property leases. It is common in such commercial lease agreements for the Company to agree to indemnify the lessor for the value of the property or equipment leased should it be damaged during the course of the Company’s operations. The Company expects that any losses that may occur with respect to the leased property would be minimal. As a result, the Company determined such indemnifications do not have significant value and has not recorded any related amounts in its accompanying consolidated financial statements for such remote loss exposure.

The Company is the lessee of several operating facilities from Rex Realty, Inc., a company owned by certain of the Company’s stockholders and operated by a former executive and past member of its Board of Directors, and several other operating leases with other stockholders and former owners of acquired companies. The operating leases expire at various dates through December 31, 2010. The Company has options to terminate the leases on an annual basis by giving advance notice of at least one year. The Company also leases a portion of its operating facilities from Rex Realty, Inc. under a sublease agreement expiring on December 31, 2005 with minimum annual rentals of $0.7 million. The Company has two five-year options to renew this lease, beginning January 1, 2006. Rent expense under these leases was $3.4 million, $1.2 million and $2.3 million for the years ended December 31, 2004, 2003 and 2002, respectively.

The Company is obligated under additional operating leases for other operations and the use of warehouse space. The leases expire at various dates through January 31, 2015. Five of the leases provide for as many as five options to renew for five years each. Aggregate rent expense under these leases was $12.5 million, $7.2 million and $3.8 million for the years ended December 31, 2004, 2003 and 2002, respectively.

The following table presents future minimum lease payments due under operating and capital leases as of December 31, 2004:

Year Ended December 31,	Operating Leases		Capital Lease
	Affiliate	Other
2005	$2,354	$10,381	$457
2006	2,392	10,654	457
2007	1,629	8,789	457
2008	1,134	7,922	457
2009	873	6,788	457
Thereafter	886	21,316	1,913

Total minimum lease payments	$9,268	$65,850	4,197

Less amount representing interest			(723)

Present value of net minimum lease payments			$3,474

Contingencies

The Company is involved from time to time in routine legal matters and other claims incidental to its business. When it appears probable in management’s judgment that the Company will incur monetary damages or other costs in connection with such claims and proceedings, and such costs can be reasonably estimated, liabilities are recorded in the consolidated financial statements and charges are recorded to results of operations. Management believes it is remote the resolution of such routine matters and other incidental claims will have a material adverse impact on the Company’s consolidated financial position, results of operations or liquidity.

Note 12—Stockholders’ Equity

Bayer Transactions

On June 14, 2002, the Company consummated a transaction with Bayer Corporation and Bayer Advanced, L.L.C. (together referred to herein as Bayer), which allows the Company to gain access to certain Bayer active ingredient technologies through a Supply Agreement and to perform certain merchandising services for Bayer through an In-Store Service Agreement. In consideration for the Supply and In-Store Service Agreements, and in exchange for the promissory notes previously issued to Bayer by U.S. Fertilizer, the Company issued to Bayer 3,072,000 shares of Class A voting common stock valued at $15.4 million and 3,072,000 shares of Class B nonvoting common stock valued at $15.4 million (collectively representing approximately 9.3% of the Company’s fully-diluted common stock) and recorded $0.4 million of related issuance costs. The Company reserved for the entire face value of the promissory notes due from U.S. Fertilizer, as the Company did not believe the notes were collectible and an independent third party valuation did not ascribe any significant value to them. The independent third party valuation also indicated that value should be ascribed to the repurchase option, which is reflected in stockholders’ equity in the accompanying consolidated balance sheet as of December 31, 2003.

Under the terms of the agreements, Bayer was required to make payments to the Company, which total $5.0 million annually through June 15, 2009, the present value of which equaled the value assigned to the common stock subscription receivable as of June 14, 2002, which is reflected in stockholders’ equity in the accompanying consolidated balance sheet as of December 31, 2003. The common stock subscription receivable was to be repaid by Bayer in 28 quarterly installments of $1.25 million, the first of which was received at closing on June 17, 2002. The difference between the value ascribed to the common stock subscription receivable and the installment payments received has been recorded as interest income in the accompanying consolidated statements of operations for the years ended December 31, 2004 and 2003.

The value of the Supply Agreement has been and is being amortized to cost of goods sold over the period in which its economic benefits are expected to be utilized, which was initially anticipated to be over a three to five-year period. The Company has been amortizing the obligation associated with the In-Store Service Agreement to revenues over the seven-year life of the agreement, the period in which its obligations were originally expected to be fulfilled. However, in December 2002, the Company and Bayer amended the In-Store Service Agreement to reduce the scope of services provided by approximately 80%. As a result, the Company reduced its obligation under the In-Store Service Agreement accordingly and reclassified $3.6 million to additional paid-in capital to reflect the increase in value of the In-Store Service Agreement.

On October 22, 2003, the Company gave notice to Bayer regarding the termination of the In-Store Service Agreement, as amended. Upon termination, which became effective on December 21, 2003, the Company was relieved of its obligation to perform merchandising services for Bayer. Accordingly, the remaining liability of $0.7 million on the date of termination was recognized in selling, general and administrative expenses as a benefit in the consolidated statement of operations for the year ended December 31, 2003.

Following the termination of the In-Store Service Agreement, on December 22, 2003, the Company exercised its option to repurchase all outstanding common stock previously issued to Bayer. Bayer disputed the Company’s interpretation of a related agreement (the Exchange Agreement) as to the calculation of the repurchase price. As a result, the Company and Bayer entered negotiations to determine an agreed upon repurchase price based on equations included in the Exchange Agreement and other factors. The Company commenced an arbitration proceeding against Bayer to resolve the dispute on January 30, 2004. However, the Company and Bayer reached a negotiated settlement of the dispute on February 23, 2004, pursuant to which Bayer agreed to deliver all of its shares of the Company’s common stock to the Company in exchange for a cash payment of $1.5 million, cancellation of $22.5 million in remaining payments required to be made in connection with the common stock subscription receivable and forgiveness of interest related to such payments of $0.3 million.

The Company recorded treasury stock of $24.4 million, based on the consideration given to Bayer, reduced the common stock subscription receivable by $22.5 million, the remaining balance on the date of repurchase, and reversed the common stock repurchase option of $2.6 million, as a result of its exercise, and recorded a corresponding amount to additional paid-in capital. As a result of this transaction, both parties agreed that the Exchange Agreement and In-Store Service Agreement are fully terminated, with the exception of certain provisions contained therein that expressly survive termination, and that the Supply Agreement shall remain in full force and effect according to its terms. Under the terms of the Supply Agreement, any remaining balance at January 30, 2009 is unconditionally and immediately payable to the Company by Bayer regardless of whether the Company purchases ingredients under the Supply Agreement.

Based on the independent third party valuation as of June 14, 2002, the original transaction date, the Company assigned a fair value of $30.7 million to the transaction components recorded in connection with the common stock issued to Bayer. The following table presents the values of these components as of December 31, 2004 and 2003 and December 31, 2003 based on such valuation and as a result of the activities and transactions previously described, net of amortization and excluding accrued interest:

	December 31,
Description	2004	2003
Common stock subscription receivable	$-	$22,534
Supply Agreement	-	5,314
Repurchase option	-	2,636
In-Store Service Agreement	-	-

	$-	$30,484

Bayer recently sent notice to the Company purporting to terminate the Supply Agreement, effective August 17, 2004, as well as $5.2 million, the remaining amount due under the Supply Agreement. The Company responded by notifying Bayer that it did not have a right to terminate. The parties were in agreement that the amount due in the event of termination at that time was $5.2 million, including $0.5 million of accrued interest. The outcome of the Company’s disagreement with Bayer concerning termination of the Supply Agreement is expected to be finalized during 2005 and is not expected to have a material adverse impact on the Company’s consolidated financial position, results of operations or cash flows.

Issuance of Common Stock

As described in Note 3, in connection with, and to partially fund, its acquisition of UPG, on July 30, 2004, the Company issued 5.8 million shares each of its Class A voting and Class B nonvoting common stock to affiliates of Thomas H. Lee Partners, its largest stockholder, Banc of America Securities LLC and certain UPG selling stockholders for proceeds of $70.0 million.

Repurchase of Preferred Stock

In conjunction with the financing activities described in Note 10, on April 30, 2004, the Company repurchased all 37,600 shares of its outstanding Class A nonvoting preferred stock for $57.6 million, including $19.9 million for all accrued dividends thereon. Such repurchase resulted in a reduction of additional paid-in capital of $37.7 million.

Exercise of Stock Options

During the second quarter of 2003, stock options for 45,000 shares each of Class A and Class B common stock were exercised at a price of $2.00 per share (per share dollars not in thousands). In connection with this transaction, the related stockholder surrendered 9,569 shares each of Class A and Class B common stock to the Company, valued at less than $0.1 million in the aggregate based on the estimated fair value per share as determined by the Company’s Board of Directors on the date of surrender, to satisfy income tax withholding requirements. The Company recorded the transaction as treasury stock, which is presented as a reduction of stockholders’ equity in the accompanying consolidated balance sheets as of December 31, 2004 and 2003.

Note 13—Accounting for Derivative Instruments and Hedging Activities

In the normal course of business, the Company is exposed to fluctuations in raw materials prices, foreign currency exchange rates and interest rates. The Company has established policies and procedures that govern the management of these exposures through the use of derivative hedging instruments. The Company’s objective in managing its exposure to such fluctuations is to decrease the volatility of earnings and cash flows associated with changes in certain raw materials prices, foreign currency exchange rates and interest rates. To achieve this objective, the Company periodically enters into derivative instrument agreements with values that change in the opposite direction of anticipated cash flows. Derivative instruments related to forecasted transactions are considered to hedge future cash flows, and the effective portion of any gains or losses is included in accumulated other comprehensive income until earnings are affected by the variability of cash flows. Any remaining gain or loss is recognized currently in results of operations.

The Company formally documents, designates and assesses the effectiveness of any transactions that receive hedge accounting treatment. The cash flows of derivative hedging instruments utilized by the Company are generally expected to be highly effective in achieving offsetting cash flows attributable to fluctuations in the cash flows of the hedged risk. Changes in the fair value of agreements designated as derivative hedging instruments are reported as either an asset or liability in the accompanying consolidated balance sheets with the associated unrealized gains or losses reflected in accumulated other comprehensive income. As of December 31, 2004, the Company had sixteen outstanding agreements representing derivative instruments designated as hedges against forecasted purchases of granular urea and diammonium phosphates, materials used in the production of fertilizer, with maturity dates ranging through September 2005 and an aggregate contract value upon execution of $11.0 million. Such derivative hedging instruments had an unrealized loss, net of tax, of $0.6 million as of December 31, 2004, which is included in accumulated other comprehensive income in the accompanying consolidated balance sheet as of such date. Amounts included in accumulated other comprehensive income, which were subsequently reclassified into cost of goods sold for the years ended December 31, 2004 and 2003, were insignificant. No such amounts for raw materials purchases were reclassified during the year ended December 31, 2002. Although derivative hedging instruments were used for forecasted purchases of granular urea throughout 2003, no such instruments were outstanding as of December 31, 2003.

The Company also utilized one foreign currency forward agreement during 2004, designated as a hedge against exchange rate fluctuations of the Euro and used to purchase certain components from European suppliers. The agreement matured in December 2004 and had an aggregate loss of less than $0.1 million as of December 31, 2004. No such derivative hedging instruments were used as hedges against exchange rate fluctuations during 2003.

If it becomes probable that a forecasted transaction will not occur, any gains or losses in accumulated other comprehensive income will be recognized in results of operations. The Company has not incurred any material gains or losses for hedge ineffectiveness or due to excluding a portion of the value from measuring effectiveness. The Company has not generally entered into derivatives or other hedging arrangements for trading or speculative purposes but may consider doing so in the future if strategic circumstances warrant, and its bank covenants and bond indentures permit, such transactions. While management expects its derivative hedging instruments to manage the Company’s exposure to the potential fluctuations described above, no assurance can be provided that such instruments will be effective in fully mitigating exposure to these risks, nor can assurance be provided that the Company will be successful in passing on pricing increases to its customers.

The following table summarizes the Company’s derivative hedging instruments and related unrealized gain (loss) as of December 31, 2004 only, as no such instruments were outstanding as of December 31, 2003 (amounts not in thousands):

Number of Contracts	Maturity Date	Notional Amount in Tons	Weighed Average Contract Price	Contract Value Upon Effective Contract Date	Contract Value at December 31, 2004	Unrealized Gain (Loss) at December 31, 2004
4	January 2005	12,000	$237.75	$2,853,000	$2,671,642	$(181,358)
4	February 2005	14,000	241.71	3,384,000	3,164,978	(219,022)
4	March 2005	12,000	243.50	2,922,000	2,720,703	(201,297)
1	April 2005	3,000	245.00	735,000	682,302	(52,698)
1	July 2005	1,500	215.00	322,500	325,875	3,375
1	August 2005	1,500	215.00	322,500	325,500	3,000
1	September 2005	2,000	215.00	430,000	434,000	4,000

16		46,000		$10,969,000	$10,325,000	$(644,000)

As of December 31, 2003, the Company had no outstanding derivative hedging instruments but had purchase agreements to effectively fix 29% of its 2004 urea purchases. The average purchase price of the Company’s purchase agreements as of December 31, 2004 and 2003 was approximately $238 and $185 per ton (amounts not in thousands), respectively. While management expects these agreements to manage the Company’s exposure to such price fluctuations, no assurance can be provided that the agreements will be effective in fully mitigating exposure to these risks, nor can assurance be provided that the Company will be successful in passing on pricing increases to its customers.

As of December 31, 2004, the Company had 14 commitments to purchase various fertilizer raw materials, including urea and diammonium phosphates at prices yet to be determined through December 2005, with an aggregate purchase price estimated to be between $18.0 million and $20.0 million. Similar commitments existed, with determinable prices, for purchases of granular urea as of December 31, 2003 and are presented in the following table (amounts not in thousands):

Number of Commitments	Expected Purchase Month	Commitment Amount in Tons	Weighted Average Purchase Price	Value of Purchase Commitment on Commitment Date
6	January 2004	13,477	$187.98	$2,533,406
7	February 2004	5,300	182.83	968,999
7	March 2004	5,000	183.00	915,000
6	April 2004	2,900	185.17	536,993

26		26,677		$4,954,398

Note 14—Fair Value of Financial Instruments

The Company has estimated the fair value of its financial instruments as of December 31, 2004 and 2003 using available market information or other appropriate valuation methods. Considerable judgment, however, is required in interpreting data to develop estimates of fair value. Accordingly, the estimates presented in the accompanying consolidated financial statements are not necessarily indicative of the amounts the Company would realize in a current market exchange.

The carrying amounts of cash, accounts receivable, accounts payable and other current assets and liabilities approximate fair value because of the short maturity of such instruments. The Company’s Senior Credit

Facility bears interest at current market rates and, thus, carrying value approximates fair value as of December 31, 2004 and 2003. The Company is exposed to interest rate volatility with respect to the variable interest rates of the Senior Credit Facility. The estimated fair values of the Company’s Senior Subordinated Notes of $242.3 million and $242.1 million, respectively, as of December 31, 2004 and 2003 are based on quoted market prices.

Note 15—Segment Information

As of December 31, 2004, the Company reported its operating results using three reportable business segments: U.S. Home & Garden (represents 74% of 2004 net sales), Canada (represents 11% of 2004 net sales) and Pet (represents 15% of 2004 net sales). The basis of the Company’s segmentation was modified since December 31, 2003 to accommodate the acquisitions of Nu-Gro and UPG. The Company’s previously existing segments at December 31, 2003 have been combined into the new U.S. Home & Garden segment. This change represents the only reclassifications of 2003 segment information to achieve comparability of financial information for the periods presented herein. The acquisition of Nu-Gro represents the second reportable segment, named Canada, and the acquisition of UPG represents the third reportable segment, named Pet.

Segments were established primarily by operating division, which represents the operating structure of the Company and the basis upon which management, including the Chief Executive Officer who is the chief operating decision-maker of the Company, reviews and assesses the Company’s financial performance.

The following table presents selected financial segment information in accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” for the years ended December 31, 2004, 2003 and 2002. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies in Note 2, as applicable. The segment financial information presented below includes comparative periods prepared on a basis consistent with the current year presentation. Operating results have been presented for the Canada segment since April 30, 2004, the date Nu-Gro was acquired, and for the Pet segment since July 30, 2004, the date UPG was acquired.

	Year Ended December 31,
	2004	2003	2002
Net sales:
U.S. Home & Garden	$544,004	$536,146	$479,990
Canada	80,931	-	-
Pet	114,365	-	-

Total net sales	739,300	536,146	479,990

Operating costs and expenses:
Cost of goods sold	499,036	328,238	305,644
Selling, general and administrative expenses	183,164	139,042	113,162

Total operating costs and expenses	682,200	467,280	418,806

Operating income (loss) by segment:
U.S. Home & Garden	49,760	68,866	61,184
Canada	(2,024)	-	-
Pet	9,364	-	-

Total operating income	57,100	68,866	61,184

Interest expense	48,516	38,237	33,811
Interest income	333	2,024	1,401

Income before income tax expense (benefit)	8,917	32,653	28,774
Income tax expense (benefit)	(2,188)	(82,851)	3,438

Net income	$11,105	$115,504	$25,336

Operating margin:
U.S. Home & Garden	9.1%	12.8%	12.7%
Canada	-2.5%	-	-
Pet	8.2%	-	-
Total operating margin	7.7%	12.8%	12.7%

Operating income represents earnings before interest expense, interest income and income tax expense (benefit). Operating income is the measure of profitability used by management to assess the Company’s financial performance. Operating margin represents operating income as a percentage of net sales.

The majority of the Company’s sales are conducted with customers in the United States. As a percentage of total net sales for the year ended December 31, 2004, the Company’s net sales in the United States were 89%, net sales in Canada were 9%, and remaining international sales were less than 2%. No single item comprised more than 10% of the Company’s net sales.

As of December 31, 2004, approximately 6% of the Company’s total assets were located in Canada while the remaining assets were located in the United States. The following table presents segment information with respect to certain of the Company’s balance sheet information by segment:

	As of December 31,
Balance Sheet Information:	2004	2003	2002
U.S. Home & Garden:
Property, plant and equipment, net	$42,441	$37,153	$34,218
Capital expenditures (year-to-date)	11,687	11,674	10,450
Depreciation and amortization (year-to-date)	24,364	16,645	10,240
Goodwill	22,495	6,221	28,612
Total assets	512,390	479,944	386,003

Canada:
Property, plant and equipment, net	34,262	-	-
Capital expenditures (year-to-date)	2,466	-	-
Depreciation and amortization (year-to-date)	4,853	-	-
Goodwill	51,409	-	-
Total assets	112,747	-	-

Pet:
Property, plant and equipment, net	25,179	-	-
Capital expenditures (year-to-date)	1,875	-	-
Depreciation and amortization (year-to-date)	5,263	-	-
Goodwill	192,808	-	-
Total assets	448,880	-	-

Total:
Property, plant and equipment, net	101,882	37,153	34,218
Capital expenditures (year-to-date)	16,028	11,674	10,450
Depreciation and amortization (year-to-date)	34,480	16,645	10,240
Goodwill	266,712	6,221	28,612
Total assets	1,074,017	479,944	386,003

Note 16—Stock-Based Compensation

The Company has granted stock options to eligible employees, officers and directors pursuant to various stock option plans administered by the Compensation Committee of the Company’s Board of Directors. The plans provide for an aggregate of 11,000,000 shares of the Company’s common stock that may be issued in the form of Class A voting common stock, Class B nonvoting common stock or a combination thereof. The options to purchase shares of common stock have a maximum life of ten years and are subject to time and performance-based vesting schedules, which generally range from two to ten years. If certain performance targets are met, the maximum vesting period could be shortened to four years. Options are generally granted with an exercise price equal to or greater than the estimated fair value of the Company’s common stock on the grant date and expire ten years thereafter. After termination of employment, unvested options are forfeited immediately, within thirty days or within one year, as provided under the plans.

On November 1, 2004, the Board of Directors adopted a resolution to provide for additional shares of common stock that may be issued, bringing the total number of shares available for issuance under the plans to 11,000,000 shares.

The following table presents a summary of activity for options of the plans (amounts not in thousands):

	Year Ended December 31,
	2004		2003
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Options outstanding, beginning of year	5,795,082	$2.83	5,760,000	$2.75
Granted	2,159,000	5.99	198,000	5.00
Exercised	-	-	(90,000)	2.00
Forfeited	(409,869)	2.80	(72,918)	3.43

Options outstanding, end of year	7,544,213	3.74	5,795,082	2.83

Weighted average remaining contractual life (years)	7.38		7.44

Options exercisable, end of year	3,868,788	2.83	3,650,691	2.78

Weighted average fair value of options granted	$2.14		$1.52

The following table presents information about stock options outstanding and exercisable as of December 31, 2004 (amounts not in thousands):

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Options Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Options Exercisable	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price
$2.00 to $3.25	4,205,546	6.22	$2.27	3,087,468	6.25	$2.34
$4.00 to $5.00	1,184,667	7.18	4.83	781,320	6.86	4.74
$5.15 to $6.00	2,154,000	9.75	5.99	-	-	-

	7,544,213	7.38	3.74	3,868,788	6.38	2.83

As of December 31, 2004, 3,455,787 shares were available for future grants and 3,868,788 shares were vested and exercisable under the Plan.

SFAS No. 123 requires pro forma disclosure of the impact on earnings as if the Company determined stock-based compensation expense using the fair value method, as presented in Note 2. The fair value of options granted is estimated on the date of grant using the Black-Scholes option-pricing model and the following weighted average assumptions for the years ended December 31, 2004 and 2003: expected volatility of zero, risk-free interest rate of 4.42% and 3.61%, respectively, dividend yield of zero and an expected life of ten years. The Company’s employee stock options have characteristics different than those of traded options and changes in the input assumptions can materially affect the estimate of fair value. In addition, pro forma amounts are presented for disclosure purposes only and may not be representative of pro forma net income which may be obtained in the future. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the related vesting periods.

Note 17—Employee Benefit Plans

The Company and certain of its subsidiaries have 401(k) savings plans for substantially all employees with six months or more of continuous service. The 401(k) plans allow participants to defer a portion of eligible compensation on a tax-deferred basis. Under provisions of the 401(k) plans, the Company provides a match on a portion of the employee’s contribution. The plans provide for vesting over varying periods based on the underlying plan agreements. For the years ended December 31, 2004, 2003 and 2002, the Company’s matching contributions amounted to $1.7 million, $1.0 million and $0.7 million, respectively.

The Company also sponsors two deferred compensation plans for certain members of its senior management team. The plans are administered by the Compensation Committee of the Board of Directors. The plans provide for the establishment of grantor trusts for the purpose of accumulating funds to purchase shares of the Company’s common stock for the benefit of the plan participants. One plan allows participants to contribute an unlimited amount of earnings to the plan while the other provides for contributions of up to 20% of a participant’s annual bonus. The Company does not provide matching contributions to these plans and has the right, under certain circumstances, to repurchase shares held in the grantor trusts. As of December 31, 2004 and 2003, the value of common stock held in the grantor trusts was $3.4 million and $2.8 million, respectively.

Note 18—Income Taxes

Income tax expense (benefit) consists of the following:

	Year Ended December 31,
	2004	2003	2002
Current:
Federal	$-	$216	$-
State and local	2,774	998	383
Foreign	1,181	-	-

Total current	3,955	1,214	383

Deferred:
Federal	(1,591)	18,132	9,252
State and local	(603)	1,940	1,938
Foreign	(3,949)	-	-
Valuation allowance reduction	-	(104,137)	(8,135)

Total deferred	(6,143)	(84,065)	3,055

Total income tax expense (benefit)	$(2,188)	$(82,851)	$3,438

The following table presents a reconciliation of income tax expense using the statutory rate of 35% and income tax expense (benefit):

	Year Ended December 31,
	2004	2003	2002
Statutory tax expense	$3,121	$11,429	$10,071
Tax effect of:
Return to provision adjustment	(3,630)	-	-
Valuation allowance reduction	(1,479)	(104,137)	(8,135)
Interest expense on Canadian loan	(1,019)	-	-
Non-deductible intangible asset amortization	-	2,925	-
State and local taxes, net of federal tax benefit	424	1,909	845
Gain on sale of assets	-	678	-
Nondeductible expenses and other	395	4,345	657

Total income tax expense (benefit)	$(2,188)	$(82,851)	$3,438

The following table presents the components of the net deferred tax asset:

	December 31,
	2004	2003
Deferred tax assets:
Goodwill and other intangible assets for recapitalization	$120,369	$151,705
Net operating loss carryforwards	46,683	35,762
Co-op advertising	3,269	3,747
Inventories	2,274	2,135
Deferred compensation	1,298	1,082
Other, net	6,497	2,574

Gross deferred tax assets	180,390	197,005
Valuation allowance	-	-

Total deferred tax assets	180,390	197,005

Deferred tax liabilities:
Equipment and leasehold improvements	(10,124)	(2,216)
Goodwill and other intangible assets	(54,381)	-
Other, net	(84)	(10)

Total deferred tax liabilities	(64,589)	(2,226)

Net deferred tax asset	$115,801	$194,779

The temporary differences resulting in tax assets for goodwill primarily represent the step-up in tax basis due to the Company’s recapitalization in 1999 while maintaining historical basis for financial reporting purposes. This benefit is available to be utilized through 2014.

Based on historical levels of income and the length of time required to utilize its deferred tax assets, the Company originally established a 50% valuation allowance against the tax deductible goodwill deduction that was created in 1999 in connection with the recapitalization of the Company and for certain net operating loss carryforwards that were generated in 1999 through 2003. The valuation allowance was based on management’s estimates of future taxable income by jurisdiction in which the deferred tax assets were expected to be recoverable. During the fourth quarter of 2003, the Company determined that it was more likely than not that it would fully utilize its deferred tax assets and that it was no longer necessary to maintain a valuation allowance. Accordingly, the Company reversed $104.1 million of the valuation allowance, which is included in the accompanying consolidated statement of operations for the year ended December 31, 2003. The remaining valuation allowance of $1.5 million was reversed in the year ended December 31, 2004. For the years ended December 31, 2003 and 2002, the valuation allowance was reduced by $104.1 million and $8.1 million, respectively. In addition, as of December 31, 2004 and 2003, the Company had net operating loss carryforwards of $126.6 million and $94.1 million, respectively. If not utilized, the net operating loss carryforwards will begin to expire in 2019.

The following table presents the current and non-current components of the net deferred tax asset:

	December 31,
	2004	2003
Current (prepaid expenses and other current assets)	$11,514	$8,217
Non-current	104,287	186,562

	$115,801	$194,779

Note 19—Unaudited Quarterly Financial Information

The tables below present selected historical quarterly financial information for the Company. This information is derived from unaudited quarterly financial statements of the Company and includes, in the opinion of management, only normal and recurring adjustments that the Company considers necessary for a fair presentation of the results for such periods.

	Year Ended December 31, 2004
	First	Second	Third	Fourth	Total
Net sales	$182,703	$239,835	$171,040	$145,722	$739,300
Gross profit	69,295	83,978	47,529	39,462	240,264
Operating income (loss)	29,314	34,194	(858)	(5,550)	57,100
Net income (loss)	12,387	17,333	(8,457)	(10,158)	11,105

Due to the seasonal nature of the Company’s business, net sales in the first and second quarters typically exceed net sales in the third and fourth quarters.

Note 20—Related Party Transactions

Professional Services Agreement

The Company has a professional services agreement with THL Equity Advisors IV, L.L.C. and Thomas H. Lee Capital, L.L.C., both affiliates of the Thomas H. Lee Partners, L.P., which indirectly owns UIC Holdings, L.L.C., the majority owner of the Company. The professional services agreement has a term of three years, beginning January 20, 1999, and automatically extends for successive one-year periods thereafter, unless either party gives thirty days notice prior to the end of the term. Under the terms of the agreement, THL Equity Advisors IV, L.L.C. receives $62.5 thousand per month for management and other consulting services provided to the Company and reimbursement of any related out-of-pocket expenses. During each of the years in the three-year period ended December 31, 2004, the Company paid $0.75 million under this agreement, which is included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

Stockholders Agreement

The Company has entered into a stockholders agreement with UIC Holdings, L.L.C. and certain other stockholders. Under the agreement, the Class A common stockholders are required to vote their shares of common stock for any sale or reorganization that has been approved by the Board of Directors or a majority of the stockholders. The stockholders agreement also grants the stockholders the right to effect the registration of their common stock for sale to the public, subject to certain conditions and limitations. If the Company elects to register any of its securities under the Securities Act of 1933, as amended, the stockholders are entitled to notice of such registration, subject to certain conditions and limitations. Under the stockholders agreement, the Company is responsible to pay costs of the registration effected on behalf of the stockholders, other than underwriting discounts and commissions.

Recapitalization Agreement

The recapitalization agreement with UIC Holdings, L.L.C., which the Company entered into in connection with its recapitalization in 1999, contains customary provisions, including representations and warranties with respect to the condition and operations of the business, covenants with respect to the conduct of the business prior to the recapitalization closing date and various closing conditions, including the continued accuracy of the representations and warranties. In general, these representations and warranties expired by April 15, 2000. However, representations and warranties with respect to tax matters will survive until thirty days after the expiration of the applicable statute of limitations; representations with respect to environmental matters expired December 31, 2003. Representations and warranties with respect to ownership of stock do not expire. The total consideration paid to redeem the Company’s common stock is subject to adjustments based on the excess taxes of previous stockholders arising from the Company’s Section 338(h)(10) election under the IRS tax code.

Pursuant to the recapitalization agreement, and in consideration of payments received thereunder, certain former executives agreed that for a period ending on the fourth anniversary of the recapitalization closing date not to own, control, participate or engage in any line of business in which the Company is actively engaged or any line of business competitive with it anywhere in the United States and any other country in which it conducts business at the date of recapitalization closing. In addition, each of these former executives has agreed that for a period ending on the fourth anniversary of the recapitalization closing date not to contact, approach or solicit for the purpose of offering employment to or hiring any person employed by the Company during the four-year period.

Pursuant to the recapitalization, the Company redeemed a portion of its common stock held by certain stockholders and UIC Holdings, L.L.C. which were purchased by certain members of senior management. In the recapitalization, certain executives collectively received an aggregate of $4.0 million in cash. In addition, $2.7 million was used to purchase 540,000 shares of common stock through grantor trusts for the benefit of said executives, which is reflected as a reduction of stockholders’ equity in the accompanying consolidated balance sheets.

Loans to Chief Executive Officer

On September 28, 2001, the Company entered into a loan agreement with Robert L. Caulk, the President, Chief Executive Officer and Chairman of the Board of Directors of the Company, for $400,000 which was scheduled to mature on September 28, 2006 (the 2001 Loan). On March 8, 2002, the Company entered into a loan agreement with Mr. Caulk for $51,685 on March 8, 2007 (the 2002 Loan). The purpose of both loans was to allow Mr. Caulk to purchase shares of the Company’s common and preferred stock. Each loan accrued interest at LIBOR on its effective date which was subsequently adjusted on each loan’s respective anniversary date. The interest rate in effect for the 2002 Loan was 1.18% as of December 31, 2003. The interest rate in effect for the 2001 Loan was 2.01% and 1.08% as of December 31, 2004 and 2003, respectively. Interest on both loans was payable annually, based on outstanding accrued amounts on December 31 of each year. Principal payments on both loans were based on 25% of the gross amount of each annual bonus awarded to Mr. Caulk and were immediately payable, except that principal payments on the 2002 Loan were immediately payable only if all amounts due under the 2001 Loan were fully paid. Any unpaid principal and interest on both loans was due upon maturity. The outstanding principal balance for the 2001 Loan was $215,000 and $274,000 as of December 31, 2004 and 2003, respectively. The 2002 Loan was repaid in full during 2004. The loans are reflected as a reduction of stockholders’ equity in the accompanying consolidated balance sheets.

Leases With Employees, Stockholders and Former Executive and Member of the Board of Directors

As described in more detail in Note 11, the Company leases several of its operating facilities from certain employees and also from Rex Realty, Inc., a company that is owned by stockholders who owned, in the aggregate, approximately 5% of the Company’s common stock as of December 31, 2004 and is operated by a former executive and past member of the Board of Directors.

Note 21—Financial Information for Guarantor Subsidiaries

The Company’s Senior Subordinated Notes are unconditionally and jointly and severally guaranteed by all of the Company’s existing subsidiaries. The Company’s subsidiaries were 100% owned by the Company. The consolidating financial information below is presented as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004, and has been prepared in accordance with the requirements for presentation of such information. The Company believes that separate financial statements concerning each guarantor subsidiary would not be material to investors and that the information presented herein provides sufficient detail to determine the nature of the aggregate financial position, results of operations and cash flows of the guarantor subsidiaries. The guarantor subsidiaries’ information presented herein represents the Company’s domestic subsidiaries, including the UPG subsidiaries and U.S. subsidiaries of Nu-Gro, while the non-guarantor subsidiaries’ financial information represents the Company’s foreign subsidiaries, which are comprised only of the Canadian subsidiaries of Nu-Gro.

The Company’s investment in subsidiaries is accounted for using the equity method of accounting. Earnings of the subsidiaries are reflected in the respective investment accounts of the parent company accordingly. The investments in subsidiaries and all intercompany balances and transactions have been eliminated. Various assumptions and estimates were used to establish the financial statements of such subsidiaries for the information presented herein.

UNITED INDUSTRIES CORPORATION AND SUBSIDIARIES

BALANCE SHEET

AS OF DECEMBER 31, 2004

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$5,769	$885	$1,703	$-	$8,357
Accounts receivable, net	33,075	39,347	13,010	-	85,432
Inventories	77,198	80,148	39,120	-	196,466
Prepaid expenses and other current assets	10,685	6,326	2,601	-	19,612

Total current assets	126,727	126,706	56,434	-	309,867

Equipment and leasehold improvements, net	37,223	33,658	31,001	-	101,882
Investment in subsidiaries	490,917	-	-	(490,917)	-
Intercompany assets	105,907	28,986	(86,075)	(48,818)	-
Deferred tax asset	190,500	(74,304)	(11,909)	-	104,287
Goodwill	5,616	225,087	36,009	-	266,712
Intangible assets, net	35,386	197,696	34,957	-	268,039
Other assets, net	19,795	1,547	1,888	-	23,230

Total assets	$1,012,071	$539,376	$62,305	$(539,735)	$1,074,017

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt and capital lease obligations	$6,709	$-	$-	$-	$6,709
Short-term borrowings	21,025	-	-	-	21,025
Accounts payable	30,102	26,517	9,115	-	65,734
Accrued expenses	24,636	19,632	5,917	-	50,185

Total current liabilities	82,472	46,149	15,032	-	143,653

Long-term debt, net of current maturities	863,556	-	-	-	863,556
Capital lease obligations, net of current maturities	3,170	-	-	-	3,170
Other liabilities	3,811	328	436	-	4,575
Intercompany liabilities	-	48,818	-	(48,818)	-

Total liabilities	953,008	95,296	15,468	(48,818)	1,014,954

Commitments and contingencies
Stockholders’ equity:
Common stock	782	-	-	-	782
Treasury stock	(24,469)	-	-	-	(24,469)
Warrants and options	11,745	-	-	-	11,745
Investment from parent	-	449,417	46,859	(496,276)	-
Additional paid-in capital	241,126	-	-	-	241,126
Accumulated deficit	(171,481)	(5,321)	(5,674)	10,995	(171,481)
Common stock held in grantor trusts	(3,417)	-	-	-	(3,417)
Loans to executive officer	(215)	-	-	-	(215)
Accumulated other comprehensive income	4,992	(16)	5,652	(5,636)	4,992

Total stockholders’ equity	59,063	444,080	46,837	(490,917)	59,063

Total liabilities and stockholders’ equity	$1,012,071	$539,376	$62,305	$(539,735)	$1,074,017

UNITED INDUSTRIES CORPORATION AND SUBSIDIARIES

BALANCE SHEET

AS OF DECEMBER 31, 2003

	Parent	Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS

Current assets:
Cash and cash equivalents	$11,132	$281	$-	$11,413
Accounts receivable, net	25,548	4,342	-	29,890
Inventories	56,677	40,118	-	96,795
Prepaid expenses and other current assets	14,989	152	-	15,141

Total current assets	108,346	44,893	-	153,239

Equipment and leasehold improvements, net	32,641	4,512	-	37,153
Investment in subsidiaries	18,950	-	(18,950)	-
Intercompany assets	82,982	10,768	(93,750)	-
Deferred tax asset	186,542	20	-	186,562
Goodwill	-	6,221	-	6,221
Intangible assets, net	46,554	40,318	-	86,872
Other assets, net	5,059	4,838	-	9,897

Total assets	$481,074	$111,570	$(112,700)	$479,944

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt and capital lease obligation	$1,349	$-	$-	$1,349
Accounts payable	23,024	6,750	-	29,774
Accrued expenses	36,686	2,888	-	39,574

Total current liabilities	61,059	9,638	-	70,697

Long-term debt, net of current maturities	387,657	-	-	387,657
Capital lease obligation, net of current maturities	3,191	-	-	3,191
Other liabilities	3,256	-	-	3,256
Intercompany liabilities	10,768	82,982	(93,750)	-

Total liabilities	465,931	92,620	(93,750)	464,801

Commitments and contingencies
Stockholders’ equity:
Preferred stock	-	-	-	-
Common stock	665	-	-	665
Treasury stock	(96)	-	-	(96)
Warrants and options	11,745	-	-	11,745
Investment from parent	-	27,925	(27,925)	-
Additional paid-in capital	210,908	-	-	210,908
Accumulated deficit	(179,738)	(8,975)	8,975	(179,738)
Common stock subscription receivable	(22,534)	-	-	(22,534)
Common stock repurchase option	(2,636)	-	-	(2,636)
Common stock held in grantor trusts	(2,847)	-	-	(2,847)
Loans to executive officer	(324)	-	-	(324)

Total stockholders’ equity	15,143	18,950	(18,950)	15,143

Total liabilities and stockholders’ equity	$481,074	$111,570	$(112,700)	$479,944

UNITED INDUSTRIES CORPORATION AND SUBSIDIARIES

STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2004

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$475,708	$331,106	$64,421	$(131,935)	$739,300
Operating costs and expenses:
Cost of goods sold	299,222	252,367	57,943	(110,496)	499,036
Selling, general and administrative expenses	115,026	77,698	11,879	(21,439)	183,164

Total operating costs and expenses	414,248	330,065	69,822	(131,935)	682,200

Operating income	61,460	1,041	(5,401)	-	57,100
Interest expense	45,637	(162)	3,041	-	48,516
Interest income	333	-	-	-	333

Income (loss) before income tax expense (benefit)	16,156	1,203	(8,442)	-	8,917
Income tax expense (benefit)	3,432	(2,852)	(2,768)	-	(2,188)
Equity loss in subsidiaries	1,619	-	-	(1,619)	-

Net income (loss)	$11,105	$4,055	$(5,674)	$1,619	$11,105

UNITED INDUSTRIES CORPORATION AND SUBSIDIARIES

STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2003

	Parent	Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$442,147	$193,275	$(99,276)	$536,146
Operating costs and expenses:
Cost of goods sold	256,675	169,275	(97,712)	328,238
Selling, general and administrative expenses	104,758	35,848	(1,564)	139,042

Total operating costs and expenses	361,433	205,123	(99,276)	467,280

Operating income (loss)	80,714	(11,848)	-	68,866
Interest expense	37,667	570	-	38,237
Interest income	2,024	-	-	2,024

Income (loss) before income tax expense (benefit)	45,071	(12,418)	-	32,653
Income tax benefit	(77,869)	(4,982)	-	(82,851)
Equity (income) loss in subsidiaries	7,436	-	(7,436)	-

Net income (loss)	$115,504	$(7,436)	$7,436	$115,504

UNITED INDUSTRIES CORPORATION AND SUBSIDIARIES

STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2002

	Parent	Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$435,001	$54,716	$(9,727)	$479,990
Operating costs and expenses:
Cost of goods sold	265,928	46,514	(6,798)	305,644
Selling, general and administrative expenses	105,964	10,127	(2,929)	113,162

Total operating costs and expenses	371,892	56,641	(9,727)	418,806

Operating income (loss)	63,109	(1,925)	-	61,184
Interest expense	33,804	7	-	33,811
Interest income	1,401	-	-	1,401

Income (loss) before income tax expense (benefit)	30,706	(1,932)	-	28,774
Income tax expense (benefit)	3,830	(392)	-	3,438
Equity (income) loss in subsidiaries	1,540	-	(1,540)	-

Net income (loss)	$25,336	$(1,540)	$1,540	$25,336

UNITED INDUSTRIES CORPORATION AND SUBSIDIARIES

STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2004

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$11,105	$4,055	$(5,674)	$1,619	$11,105
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	12,577	17,732	4,171	-	34,480
Amortization and write-off of deferred financing fees	4,692				4,692
Deferred income tax expense (benefit)	(6,143)	-	-	-	(6,143)
Gain on sale of aircraft	(1,497)	-	-	-	(1,497)
Stock-based compensation for shares held in grantor trusts	570	-	-	-	570
Equity (income) loss in subsidiaries	1,619	-	-	(1,619)	-
Changes in operating assets and liabilities, net of effects from acquisitions and disposition:
Accounts receivable	212,235	(35,005)	(13,010)	(131,935)	32,285
Inventories	(39,516)	(40,030)	(39,120)	110,496	(8,170)
Prepaid expenses	15,105	(6,174)	(2,601)	-	6,330
Other assets	(4,011)	3,290	(1,888)	-	(2,609)
Accounts payable	(50,149)	19,767	9,115	-	(21,267)
Accrued expenses	(14,619)	16,744	5,917	-	8,042
Other operating activities, net	(20,884)	329	436	21,439	1,319

Net cash flows provided by (used in) operating activities	121,083	(19,292)	(42,654)	-	59,137

Cash flows from investing activities:
Purchases of property, plant and equipment	(16,028)	-	-	-	(16,028)
Payments for acquisition of United Pet Group, Inc., net of cash acquired	(370,781)	-	-	-	(370,781)
Payments for acquisition of The Nu-Gro Corporation, net of cash acquired	(146,416)	-	-	-	(146,416)
Payments received from Bayer	5,301	-	-	-	5,301
Proceeds from sale of aircraft	2,787	-	-	-	2,787

Net cash flows provided by (used in) investing activities	(525,137)	-	-	-	(525,137)

Cash flows from financing activities:
Proceeds from borrowings on senior credit facility	656,025	-	-	-	656,025
Proceeds from issuance of common stock	70,000	-	-	-	70,000
Exercise of common stock repurchase option (treasury stock)	(1,500)	-	-	-	(1,500)
Payments received on loans to executive officer	109	-	-	-	109
Payments for repurchase of senior subordinated notes	(3,100)	-	-	-	(3,100)
Repayment of borrowings on senior credit facility	(178,142)	-	-	-	(178,142)
Payments for capital lease obligations	(3,985)	-	-	-	(3,985)
Payments for debt issuance costs	(14,922)	-	-	-	(14,922)
Payments for repurchase of preferred stock and accrued dividends	(57,557)	-	-	-	(57,557)
Change in book cash overdraft	8,856	-	-	-	8,856
Other financing and intercompany activities	(64,253)	19,896	44,357	-	-

Net cash flows provided by (used in) financing activities	411,531	19,896	44,357	-	475,784

Effect of exchange rates on cash and cash equivalents	(12,840)	-	-	-	(12,840)
Net increase in cash and cash equivalents	(5,363)	604	1,703	-	(3,056)
Cash and cash equivalents, beginning of year	11,132	281	-	-	11,413

Cash and cash equivalents, end of year	$5,769	$885	$1,703	$-	$8,357

UNITED INDUSTRIES CORPORATION AND SUBSIDIARIES

STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2003

	Parent	Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$115,504	$(7,436)	$7,436	$115,504
Adjustments to reconcile net income (loss) to net cash flows from (used in) operating activities:
Depreciation and amortization	5,676	10,969	-	16,645
Amortization and write-off of deferred financing fees	5,358	-	-	5,358
Deferred income tax expense (benefit)	(84,829)	764	-	(84,065)
Equity (income) loss in subsidiaries	7,436	-	(7,436)	-
Changes in operating assets and liabilities, net of effects from disposition:
Accounts receivable	89,367	487	(99,276)	(9,421)
Inventories	(108,632)	(34)	97,712	(10,954)
Prepaid expenses	(2,813)	1,654	-	(1,159)
Other assets	(3,517)	3,010	-	(507)
Accounts payable	12,074	(8,983)	-	3,091
Accrued expenses	(9,865)	(2,996)	-	(12,861)
Facilities and organizational rationalization costs	(1,942)	-	-	(1,942)
Other operating activities, net	(6,252)	2,264	1,564	(2,424)

Net cash flows provided by (used in) operating activities	17,566	(301)	-	17,265

Cash flows from investing activities:
Purchases of equipment and leasehold improvements	(11,674)	-	-	(11,674)
Proceeds from sale of WPC non-core product lines	4,204	-	-	4,204

Net cash flows used in investing activities	(7,470)	-	-	(7,470)

Cash flows from financing activities:
Proceeds from issuance of senior subordinated notes	86,275	-	-	86,275
Proceeds from borrowings on revolver	40,000	-	-	40,000
Proceeds from issuance of common stock	282	-	-	282
Payments received for common stock subscription receivable	5,000	-	-	5,000
Payments received on loans to executive officer	80	-	-	80
Repayment of borrowings on term debt	(98,236)	-	-	(98,236)
Repayment of borrowings on revolver	(40,000)	-	-	(40,000)
Payments for capital lease obligation	(587)	-	-	(587)
Payments for debt issuance costs	(2,924)	-	-	(2,924)
Payments for treasury stock	(96)	-	-	(96)
Change in cash overdraft	1,506	-	-	1,506
Other financing and intercompany activities	(455)	455	-	-

Net cash flows provided by (used in) financing activities	(9,155)	455	-	(8,700)

Net increase in cash and cash equivalents	941	154	-	1,095
Cash and cash equivalents, beginning of year	10,191	127	-	10,318

Cash and cash equivalents, end of year	$11,132	$281	$-	$11,413

UNITED INDUSTRIES CORPORATION AND SUBSIDIARIES

STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2002

	Parent	Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$25,336	$(1,540)	$1,540	$25,336
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	7,991	2,249	-	10,240
Amortization of deferred financing fees	3,280	-	-	3,280
Deferred income tax expense	3,055	-	-	3,055
Equity (income) loss in subsidiaries	1,540	-	(1,540)	-
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	12,726	23,580	(9,727)	26,579
Inventories	(5,383)	(21,309)	6,798	(19,894)
Prepaid expenses	(3,054)	(229)	-	(3,283)
Other assets	5,995	-	-	5,995
Accounts payable	(9,331)	(4,554)	-	(13,885)
Accrued expenses	5,175	2,548	-	7,723
Facilities and organizational rationalization costs	(3,216)	-	-	(3,216)
Other operating activities, net	(6,644)	-	2,929	(3,715)

Net cash flows provided by operating activities	37,470	745	-	38,215

Cash flows from investing activities:
Purchases of equipment and leasehold improvements	(965)	(5,485)	-	(6,450)
Purchase of facilities and equipment from U.S. Fertilizer	(4,000)	-	-	(4,000)
Payments for Schultz merger, net of cash acquired	(38,300)	-	-	(38,300)
Payments for WPC Brands acquisition, net of cash acquired	(19,500)	-	-	(19,500)

Net cash flows used in investing activities	(62,765)	(5,485)	-	(68,250)

Cash flows from financing activities:
Proceeds from additional term debt	90,000	-	-	90,000
Proceeds from issuance of common stock	17,500	-	-	17,500
Payments received for common stock subscription receivable	2,500	-	-	2,500
Payments received on loans to executive officer	48	-	-	48
Repayment of borrowings on term debt	(14,858)	-	-	(14,858)
Repayment of debt assumed in Schultz merger	-	(20,662)	-	(20,662)
Repayment of borrowings on revolver	(23,450)	-	-	(23,450)
Payments for capital lease obligation	(405)	-	-	(405)
Payments for debt issuance costs	(4,700)	-	-	(4,700)
Change in cash overdraft	(5,620)	-	-	(5,620)
Other financing and intercompany activities	(25,529)	25,529	-	-

Net cash flows provided by financing activities	35,486	4,867	-	40,353

Net increase in cash and cash equivalents	10,191	127	-	10,318
Cash and cash equivalents, beginning of year	-	-	-	-

Cash and cash equivalents, end of year	$10,191	$127	$-	$10,318

Note 22—Recently Issued Accounting Standards

In December 2003, the FASB issued FASB Interpretation No. (FIN) 46R, “Consolidation of Variable Interest Entities and Interpretation of ARB No. 51.” This interpretation, which replaces FIN 46, “Consolidation of Variable Interest Entities,” clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. This interpretation is required in financial statements for periods ending after March 15, 2004 for those companies that have yet to adopt the provisions of FIN 46. The Company has no variable interest entities and, therefore, adoption of FIN 46R did not have a material effect on the Company’s consolidated financial statements.

In December 2004, the FASB issued Statement of SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R). SFAS 123R requires recognizing compensation costs related to share-based payment transactions, including previously issued unvested awards outstanding upon adoption of the statement, primarily based on the grant-date fair value of the equity or liability instruments issued. In addition, liability awards are re-measured based on their fair value each reporting period until settled. Management is currently evaluating the impact of adoption in 2005.

The American Jobs Creation Act of 2004 (the Act), which was signed into law on October 22, 2004, allows a special one-time dividends received deduction on the repatriation of certain foreign earnings. The FASB issued Staff Position No. FAS 109-2 in December 2004 which requires recording related taxes if, and when, an entity decides to repatriate foreign earnings subject to the Act. The Company is evaluating the provisions of the Act.

Note 23—Subsequent Events

On January 3, 2005, the Company entered into an agreement to have all of its equity interests acquired by Rayovac Corporation (Rayovac), a publicly-held consumer products company with headquarters in Atlanta, Georgia. In connection with the acquisition, which was consummated on February 7, 2005, the Company’s shareholders received 13.75 million shares of Rayovac common stock, with a par value of $0.01 per share, and cash consideration of $70.0 million. All outstanding shares of the Company’s common stock and other equity interests were subsequently retired.

Also in connection with the transaction, Rayovac assumed all of the Company’s outstanding indebtedness, which totaled approximately $973.8 million as of the closing date of the acquisition. Immediately subsequent to closing, all indebtedness outstanding under the Company’s New Senior Credit Facility and $221.7 million of outstanding senior subordinated notes were repaid by Rayovac.

In addition, at the closing date, the previously described stockholders agreement was terminated and the $0.2 million balance outstanding under the 2001 Loan to the Company’s Chief Executive Officer was repaid in full. Furthermore, under a separate agreement but coincident with closing, the previously described professional services agreement was terminated.

On January 31, 2005, a subsidiary of the Company acquired FIRSTRAX, Inc. (FIRSTRAX) for a purchase price of approximately $23 million, subject to final adjustments. Headquartered in Aliso Viejo, CA, FIRSTRAX designs, markets and sells a comprehensive line of housing, portable crates, bedding, toys and other specialty pet products.

On March 15, 2005, Rayovac, through a subsidiary of the Company, entered into a definitive agreement to acquire Tetra Holding GmbH (Tetra) for a purchase price of approximately €415 million, subject to final adjustments. Headquartered in Melle, Germany, Tetra manufactures, distributes and markets a comprehensive line of foods, equipment and care products for fish and reptiles, along with accessories for home aquariums and ponds. The transaction is subject to regulatory review and other customary closing conditions and is expected to close in the second calendar quarter of 2005.